SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
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Exchange Act of 1934 (Amendment No.  )
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Vector Group Ltd.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
INTRODUCTION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
BOARD PROPOSAL 1 -- NOMINATION AND ELECTION OF DIRECTORS
SUMMARY COMPENSATION TABLE FOR YEARS 2008 -- 2010
GRANTS OF PLAN-BASED AWARDS IN 2010
OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010
OPTION EXERCISES AND STOCK VESTED IN YEAR ENDED DECEMBER 31, 2010
PENSION BENEFITS AT 2010 FISCAL YEAR END
BOARD PROPOSAL 2 -- APPROVAL OF THE VECTOR GROUP LTD. SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN
BOARD PROPOSAL 3 -- ADVISORY VOTE ON EXECUTIVE COMPENSATION (THE SAY ON PAY VOTE)
BOARD PROPOSAL 4 -- ADVISORY VOTE ON THE FREQUENCY OF HOLDING THE SAY ON PAY VOTE
BOARD PROPOSAL 5 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
MISCELLANEOUS
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
ANNEX A

VECTOR GROUP LTD.
100 S.E. Second Street
Miami, Florida 33131

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held May 25, 2011

To the Stockholders of Vector Group Ltd.:

The Annual Meeting of Stockholders of Vector Group Ltd., a Delaware corporation (the “Company”), will be held at the Miami Tower, 100 S.E. Second Street, 19th Floor Auditorium, Miami, Florida 33131 on Wednesday, May 25, 2011 at 11:00 a.m., and at any postponement or adjournment thereof, for the following purposes:

1. To elect seven directors to hold office until the next annual meeting of stockholders and until their successors are elected and qualified;

2. To approve the Vector Group Ltd. Senior Executive Incentive Compensation Plan;

3. To hold an advisory vote on executive compensation (the “say on pay vote”);

4. To hold an advisory vote on the frequency of holding the say on pay vote in the future;

5. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the year ending December 31, 2011; and

6. To transact such other business as properly may come before the meeting or any adjournments or postponements of the meeting.

Every holder of record of Common Stock of the Company at the close of business on April 4, 2011 is entitled to notice of the meeting and any adjournments or postponements thereof and to vote, in person or by proxy, one vote for each share of Common Stock held by such holder. A list of stockholders entitled to vote at the meeting will be available to any stockholder for any purpose germane to the meeting during ordinary business hours from May 11, 2011 to May 25, 2011, at the headquarters of the Company located at 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131. A proxy statement, form of proxy and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 are enclosed herewith.

By Order of the Board of Directors,

Howard M. Lorber
President and Chief Executive Officer

Miami, Florida
April 4, 2011

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.  THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

VECTOR GROUP LTD.
100 S.E. Second Street
Miami, Florida 33131

PROXY STATEMENT

INTRODUCTION

The enclosed proxy is solicited on behalf of the board of directors of Vector Group Ltd., a Delaware corporation (the “Company”). The proxy is solicited for use at the annual meeting of stockholders to be held at the Miami Tower, 100 S.E. Second Street, 19th Floor Auditorium, Miami, Florida 33131 on Wednesday, May 25, 2011, at 11:00 a.m., and at any postponement or adjournment. The Company’s offices are located at 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131, and its telephone number is (305) 579-8000.

VOTING RIGHTS AND SOLICITATION OF PROXIES

Every holder of record of Common Stock of the Company at the close of business on April 4, 2011 is entitled to notice of the meeting and any adjournments or postponements and to vote, in person or by proxy, one vote for each share of Common Stock held by such holder. At the record date, the Company had outstanding 74,997,348 shares of Common Stock. This proxy statement, accompanying notice and proxy and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 are first being mailed to stockholders on or about April 6, 2011.

Any stockholder giving a proxy has the power to revoke the proxy prior to its exercise. A proxy can be revoked by an instrument of revocation delivered at or prior to the annual meeting to Marc N. Bell, the secretary of the Company, by a duly executed proxy bearing a date or time later than the date or time of the proxy being revoked, or at the annual meeting if the stockholder is present and elects to vote in person. Mere attendance at the annual meeting will not serve to revoke a proxy. A stockholder whose shares are held in a brokerage or bank account will need to obtain a legal proxy from the broker, bank or other intermediary in order to vote at the meeting.

The presence, in person or represented by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock will constitute a quorum for the transaction of business at the annual meeting. The affirmative vote of holders of a majority of the shares represented and entitled to vote is required for the election of each director, for the approval of the Company’s Senior Executive Incentive Compensation Plan, for the approval of the say on pay vote and for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm. Abstentions will have the effect of votes against the Senior Executive Incentive Compensation Plan, the say on pay proposal and the ratification of the appointment of our auditors.

The frequency of holding the say on pay vote in the future that receives the greatest number of votes (every one year, two years or three years) will be considered the frequency recommended by the stockholders. Abstentions will have no effect on the outcome of this proposal. While the Board is making a recommendation with respect to this proposal, stockholders are being asked to vote on the choices specified in the proxy card, and not whether they agree or disagree with the Board’s recommendation.

Except for the ratification of the auditors, shares that are held by brokers in retail accounts may only be voted if the broker receives voting instructions from the beneficial owner of the shares. Otherwise, the “broker non-votes” may only be counted toward a quorum and, in the broker’s discretion, voted regarding the ratification of auditors. Broker non-votes will have no effect on any of the other matters presented at the annual meeting.

All proxies received and not revoked will be voted as directed. If no directions are specified, proxies which have been signed and returned will be voted “FOR” the election of the board’s nominees as directors, “FOR” the approval of the Company’s Senior Executive Incentive Compensation Plan, “FOR” the advisory say on pay vote, for holding the say on pay vote every “ONE YEAR” and “FOR” the ratification of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of the record date, the beneficial ownership of the Company’s Common Stock, the only class of voting securities, by:

•	each person known to the Company to own beneficially more than five percent of the Common Stock;

•	each of the Company’s directors and nominees;

•	each of the Company’s named executive officers (as such term is defined in the Summary Compensation Table below); and

•	all directors and executive officers as a group.

Unless otherwise indicated, each person possesses sole voting and investment power with respect to the shares indicated as beneficially owned, and the business address of each person is 100 S.E. Second Street, Miami, Florida 33131.

Name and Address of	Number of	Percent of
Beneficial Owner	Shares	Class

High River Limited Partnership(1)	14,095,114	18.8%
Hopper Investments, LLC
Barberry Corp.
Tortoise Corp.
Reindeer Holding LLC
Reindeer Subsidiary LLC
Arnos Corp.
Unicorn Associates Corporation
ACF Industries Holding Corp.
Highcrest Investors Corp.
Buffalo Investors Corp.
Starfire Holding Corporation
Little Meadow Corp.
Carl C. Icahn 767 Fifth Avenue New York, NY 10153
Bennett S. LeBow(2)(5)	9,434,397	12.6%
Dr. Phillip Frost(3)	9,315,553	11.9%
4400 Biscayne Boulevard Miami, FL 33137
Howard M. Lorber(4)(5)(6)	4,549,339	6.1%
Henry C. Beinstein(5)(7)	68,761	(*	)
Gagnon Securities LLC 1370 Avenue of the Americas New York, NY 10019
Robert J. Eide(5)(9)	89,763	(*	)
Aegis Capital Corp. 810 Seventh Avenue New York, NY 10019
Jeffrey S. Podell(5)	81,356	(*	)
173 Doral Court Roslyn, NY 11576
Jean E. Sharpe(5)	72,606	(*	)
350 Cherry Street Bedford Hills, NY 10507
Richard J. Lampen(6)	248,617	(*	)
J. Bryant Kirkland III(6)	84,000	(*	)
Marc N. Bell(6)	27,500	(*	)
Ronald J. Bernstein(5)(6)(8)(10)	382,885	(*	)
Liggett Vector Brands Inc. 3800 Paramount Parkway; Suite 250 Morrisville, NC 27560
All directors and executive officers as a group (10 persons)	15,039,224	20.0%

(*)	The percentage of shares beneficially owned does not exceed 1% of the outstanding Common Stock.

(1)	Based upon a Form 4 filed by the named entities on July 18, 2006. Barberry Corp. (“Barberry”) is the sole member of Hopper Investments LLC, which is the general partner of High River Limited Partnership. Starfire Holding Corporation (“Starfire”) owns 100% of Buffalo Investors Corp., which owns 99.34% of Highcrest Investors Corp., which owns 100% of ACF Industries Holding Corp., which owns 100% of Unicorn Associates Corporation, which owns 100% of Arnos Corp., which owns 100% of Tortoise Corp, which owns 100% of Reindeer Holding LLC, which owns 100% of Reindeer Subsidiary LLC. Each of Barberry, Starfire and Little

Meadow Corp. are 100% owned by Mr. Icahn. Mr. Icahn, by virtue of his relationship to these entities, may be deemed to indirectly beneficially own the shares held by these entities.

(2)	Includes 10,500 shares held directly by Mr. LeBow, 5,376,867 shares of Common Stock held by LeBow Gamma Limited Partnership, a Delaware limited partnership, 3,920,160 shares of Common Stock held by LeBow Epsilon 2001 Limited Partnership, a Delaware limited partnership and 126,870 shares held by The Bennett and Geraldine LeBow Foundation, Inc., a Florida not-for-profit corporation. Bennett S. LeBow Revocable Trust is the sole stockholder of LeBow Holdings, Inc., a Nevada corporation, which is the sole stockholder of LeBow Gamma, Inc., a Nevada corporation, which is the general partner of LeBow Gamma Limited Partnership. LeBow Epsilon 2001 LLC, a Delaware limited liability company, is the general partner of LeBow Epsilon 2001 Limited Partnership. Mr. LeBow is the sole trustee of Bennett S. LeBow Revocable Trust, a director and officer of LeBow Holdings, Inc., a director and officer of LeBow Gamma, Inc. and a manager and a controlling member of LeBow Epsilon 2001 LLC. Mr. LeBow and family members serve as directors and executive officers of the foundation, and Mr. LeBow possesses shared voting power and shared dispositive power with the other directors of the foundation with respect to the foundation’s shares of Common Stock.

(3)	Based upon a Form 4 filed by Dr. Frost on February 22, 2011, which reports ownership of 5,639,298 shares of Common Stock owned by Frost Gamma Investments Trust, a trust organized under Florida law, and $50 million principal amount of the Company’s 6.75% Variable Interest Senior Convertible Note due 2014 held by Frost Nevada Investments Trust, a trust organized under Nevada law. The note is convertible into 3,665,230 shares of Common Stock. Dr. Frost is the sole trustee of Frost Gamma Investments Trust and Frost Nevada Investments Trust. As the sole trustee, Dr. Frost may be deemed the beneficial owner of all shares owned by the trusts, by virtue of his power to vote or direct the vote of such shares or to dispose or direct the disposition of such shares owned by the trusts. Includes 11,025 shares owned by Dr. Frost’s spouse, as to which shares Dr. Frost disclaims beneficial ownership.

(4)	Includes 2,495,668 shares of Common Stock held directly by Mr. Lorber, 1,970,950 shares held by Lorber Epsilon 1999 Limited Partnership, a Delaware limited partnership, 82,702 shares held by Lorber Alpha II Limited Partnership, a Nevada limited partnership and 19 shares in an Individual Retirement Account. There are 1,478,939 shares that are pledged to secure a bank line of credit; 1,396,237 of those shares are owned by Mr. Lorber and 82,702 of those shares are owned by Lorber Alpha II Limited Partnership. Mr. Lorber exercises sole voting power and sole dispositive power over the shares of Common Stock held by the partnerships and by himself. Lorber Epsilon 1999 LLC, a Delaware limited liability company, is the general partner of Lorber Epsilon 1999 Limited Partnership. Lorber Alpha II Limited Partnership is the sole member of, and Mr. Lorber is the manager of, Lorber Epsilon 1999 LLC. Lorber Alpha II, Inc., a Nevada corporation, is the general partner of Lorber Alpha II Limited Partnership. Mr. Lorber is a director, officer and controlling shareholder of Lorber Alpha II, Inc. Mr. Lorber disclaims beneficial ownership of 15,198 shares of Common Stock held by Lorber Charitable Fund. Lorber Charitable Fund is a New York not-for-profit corporation, of which family members of Mr. Lorber serve as directors and executive officers.

(5)	The named individual is a director of the Company.

(6)	The named individual is an executive officer of the Company.

(7)	Includes 570 shares beneficially owned by Mr. Beinstein’s spouse, as to which shares Mr. Beinstein disclaims beneficial ownership.

(8)	Includes 319,069 shares issuable upon exercise of outstanding options to purchase Common Stock exercisable within 60 days of the record date.

(9)	The shares are pledged to secure a margin loan to Mr. Eide.

(10)	The named individual is an executive officer of the Company’s subsidiaries Liggett Vector Brands Inc. and Liggett Group LLC.

BOARD PROPOSAL 1 — NOMINATION AND ELECTION OF DIRECTORS

The by-laws of the Company provide, among other things, that the board, from time to time, shall determine the number of directors of the Company. The size of the board is presently set at seven. The present term of office of all directors will expire at the 2011 annual meeting. Seven directors are to be elected at the 2011 annual meeting to serve until the next annual meeting of stockholders and until their respective successors are duly elected and qualified or until their earlier resignation or removal.

It is intended that proxies received will be voted “FOR” election of the nominees named below unless marked to the contrary. In the event any such person is unable or unwilling to serve as a director, proxies may be voted for substitute nominees designated by the present board. The board has no reason to believe that any of the persons named below will be unable or unwilling to serve as a director if elected.

The affirmative vote of a majority of the shares represented at the annual meeting and entitled to vote on the election of directors is required to elect each director.

The board recommends that stockholders vote “FOR” election of the nominees named below.

Information with Respect to Nominees

The following table sets forth certain information, as of the record date, with respect to each of the nominees. Each nominee is a citizen of the United States.

Name and Address	Age	Principal Occupation

Bennett S. LeBow	73	Chairman of the Board; Private Investor
Vector Group Ltd. 100 S.E. Second Street Miami, FL 33131
Howard M. Lorber	62	President and Chief Executive Officer
Vector Group Ltd. 100 S.E. Second Street Miami, FL 33131
Ronald J. Bernstein	57	President and Chief Executive Officer,
Liggett Vector Brands Inc.		Liggett Group LLC and Liggett Vector Brands Inc.
3800 Paramount Parkway Morrisville, NC 27560
Henry C. Beinstein	68	Partner, Gagnon Securities LLC
Gagnon Securities LLC 1370 Avenue of the Americas New York, NY 10022
Robert J. Eide	58	Chairman and Chief Executive Officer,
Aegis Capital Corp.		Aegis Capital Corp.
810 Seventh Avenue New York, NY 10019
Jeffrey S. Podell	70	Private Investor
173 Doral Court Roslyn, NY 11576
Jean E. Sharpe	64	Private Investor
350 Cherry Street Bedford Hills, NY 10507

Business Experience and Qualifications of Nominees

The Company believes that the combination of the various qualifications, skills and experiences of its directors contribute to an effective and well-functioning board and that individually and, as a whole, the directors possess the necessary qualifications to provide effective oversight of the business, and provide quality advice to the Company’s management. Details regarding the experience and qualifications of the directors are set forth below.

Bennett S. LeBow is the Chairman of the Company’s Board of Directors and has been a director of the Company since October 1986. Mr. LeBow, currently a private investor, served as Executive Chairman from January

2006 until his retirement on December 30, 2008 and has served as Chairman of the Board of Directors of Borders Group Inc. since May 2010 and Chief Executive Officer of Borders Group Inc. since June 2010. In February 2011, Borders Group Inc. filed for protection under Chapter 11 of Title 11 of the United States Bankruptcy Code. He served as the Chairman and Chief Executive Officer of the Company from June 1990 to December 2005. Mr. LeBow was Chairman of the Board of New Valley Corporation from January 1988 to December 2005 and served as its Chief Executive Officer from November 1994 to December 2005. New Valley Corporation was a majority-owned subsidiary of the Company until December 2005, when the Company acquired the remaining minority interest, engaged in the real estate business and seeking to acquire additional operating companies and real estate properties. Mr. LeBow’s pertinent experience, qualifications, attributes and skills include his decades of experience as an investor and the knowledge and experience in the cigarette industry he has attained through his service as our Chief Executive Officer from 1990 to 2005 and as Chairman of the Board since 1990.

Howard M. Lorber has been President and Chief Executive Officer of the Company since January 2006 and has served as a director of the Company since January 2001. He served as President and Chief Operating Officer of the Company from January 2001 to December 2005. From November 1994 to December 2005, Mr. Lorber served as President and Chief Operating Officer of New Valley Corporation, where he also served as a director. Mr. Lorber was Chairman of the Board of Directors of Hallman & Lorber Assoc. Inc., consultants and actuaries of qualified pension and profit sharing plans, and various of its affiliates from 1975 to December 2004 and has been a consultant to these entities since January 2005; Chairman of the Board of Directors since 1987 and Chief Executive Officer from November 1993 to December 2006 of Nathan’s Famous, Inc., a chain of fast food restaurants; a director of United Capital Corp., a real estate investment and diversified manufacturing company, since May 1991; Chairman of the Board of Ladenburg Thalmann Financial Services Inc. from May 2001 to July 2006 and Vice Chairman since July 2006; and a Director of Borders Group Inc. since May 2010. He is also a trustee of Long Island University. In addition to his decades of experience as a real estate investor and service as a director of other publicly-traded corporations, Mr. Lorber’s pertinent experience, qualifications, attributes and skills include his knowledge and experience at the Company attained through his service as our President since 2001 and Chief Executive Officer since 2006 as well as his leadership and service as New Valley’s President and Chief Operating Officer from 1994 to 2005.

Ronald J. Bernstein has served as President and Chief Executive Officer of Liggett since September 1, 2000 and of Liggett Vector Brands since March 2002 and has been a director of the Company since March 2004. From July 1996 to December 1999, Mr. Bernstein served as General Director and, from December 1999 to September 2000, as Chairman of Liggett-Ducat Ltd., the Company’s former Russian tobacco business sold in 2000. Prior to that time, Mr. Bernstein served in various positions with Liggett commencing in 1991, including Executive Vice President and Chief Financial Officer. Mr. Bernstein’s pertinent experience, qualifications, attributes and skills include the knowledge and experience in the cigarette industry he has attained through his 19 years of employment with our tobacco and real estate subsidiaries.

Henry C. Beinstein has been a director of the Company since March 2004. Since January 2005, Mr. Beinstein has been a partner of Gagnon Securities LLC, a broker-dealer and FINRA member firm, and has been a money manager and registered representative at such firm since August 2002. He retired in August 2002 as the Executive Director of Schulte Roth & Zabel LLP, a New York-based law firm, a position he had held since August 1997. Before that, Mr. Beinstein had served as the Managing Director of Milbank, Tweed, Hadley & McCloy LLP, a New York-based law firm, commencing November 1995. Mr. Beinstein was the Executive Director of Proskauer Rose LLP, a New York-based law firm, from April 1985 through October 1995. Mr. Beinstein is a certified public accountant in New York and New Jersey and prior to joining Proskauer was a partner and National Director of Finance and Administration at Coopers & Lybrand. Mr. Beinstein also serves as a director of Ladenburg Thalmann Financial Services Inc. and Castle Brands Inc. Mr. Beinstein has been licensed as a Certified Public Accountant in the state of New York since 1968. Mr. Beinstein’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, managerial experience through his years at Coopers & Lybrand, Proskauer Rose LLP, Milbank, Tweed, Hadley & McCloy LLP and Schulte Roth & Zabel LLP, and the knowledge and experience he has attained through his service as a director of the Company and other publicly-traded corporations.

Robert J. Eide has been a director of the Company since November 1993. Mr. Eide has been the Chairman and Chief Executive Officer of Aegis Capital Corp., a registered broker-dealer and FINRA member firm, since 1984.

Mr. Eide also serves as a director of Nathan’s Famous, Inc. and Ladenburg Thalmann Financial Services Inc. Mr. Eide has been a member of the New York State Bar Association since 1979. Mr. Eide’s pertinent experience, qualifications, attributes and skills include financial literacy and expertise, managerial experience, and the knowledge and experience he has attained through his service as a director of the Company and other publicly-traded corporations.

Jeffrey S. Podell has been a director of the Company since November 1993 and is a private investor. Mr. Podell also serves as a director of Ladenburg Thalmann Financial Services Inc. Mr. Podell was a member of the New York State Bar Association from 1965 until March 2010. Mr. Podell’s pertinent experience, qualifications, attributes and skills include managerial experience and the knowledge and experience he has attained through his service as a director of the Company and other publicly-traded corporations.

Jean E. Sharpe has been a director of the Company since May 1998. Ms. Sharpe is a private investor and has engaged in various philanthropic activities since her retirement in September 1993 as Executive Vice President and Secretary of the Company and as an officer of various of its subsidiaries. Ms. Sharpe previously served as a director of the Company from July 1990 until September 1993. Ms. Sharpe has been a member of the New York State Bar Association since 1979. Ms. Sharpe’s pertinent experience, qualifications, attributes and skills include the knowledge and managerial experience she has attained as serving as our general counsel from 1988 until 1993 and her service as a director of the Company.

Board of Directors and Committees

The board of directors, which held seven meetings in 2010, currently has seven members. Each director attended at least 75% of the aggregate number of meetings of the board and of each committee on which the director served as a member, during such period. To ensure free and open discussion and communication among the independent directors of the board, the independent directors meet in executive sessions periodically, with no members of management present. The chair of the corporate governance and nominating committee presides at the executive sessions.

The Company’s Corporate Governance Guidelines provide that the board shall be free to choose its chair in any way it deems best for the Company at any time. The board believes that it is desirable to have the flexibility to decide whether the roles of Chairman of the Board and Chief Executive Officer should be combined or separate in light of the Company’s circumstances from time to time. The roles of Chief Executive Officer and Chairman of the Board are presently held by two different directors. The Chief Executive Officer is responsible for setting the strategic direction of the Company and the day-to-day leadership and performance of the Company, while the Chairman of the Board provides guidance to the Chief Executive Officer, reviews the agenda for board meetings and presides over meetings of the full board.

The board of directors oversees the risks that could affect the Company through its committees and reports of officers responsible for particular risks within the Company.

The board of directors has four committees established in accordance with the Company’s bylaws: the executive committee, audit committee, compensation committee, and corporate governance and nominating committee. The board has determined that four of the Company’s independent directors (Henry C. Beinstein, Robert J. Eide, Jeffrey S. Podell and Jean E. Sharpe) have no material relationship with the Company and meet the New York Stock Exchange listing standards for independence. Each of the members of the audit committee, compensation committee, and corporate governance and nominating committee meets the New York Stock Exchange listing standards for independence.

The executive committee, whose members are presently Messrs. LeBow, chairman, Lorber and Eide, did not meet in 2010. The executive committee exercises, in the intervals between meetings of the board, all the powers of the board in the management and affairs of the Company, except for matters expressly reserved by law for board action.

The audit committee, whose members are presently Messrs. Beinstein, chairman, Eide and Podell and Ms. Sharpe, met twelve times in 2010. The committee is governed by a written charter which requires that it discuss policies and guidelines to govern the process by which risk assessment and risk management are handled and that it meet periodically with management to review and assess the Company’s major financial risk exposures and the manner in which such risks are being monitored and controlled. Accordingly, in addition to its other duties, the audit committee periodically reviews the Company’s risk assessment and management, including in the areas of legal compliance, internal auditing and financial controls. In this role, the audit committee considers the nature of the material risks the Company faces, and the adequacy of the Company’s policies and procedures designed to respond to and mitigate these risks and receives reports from management and other advisors. Although the board’s primary risk oversight has been assigned to the audit committee, the full board also receives regular reports from members of senior management on areas of material risk to the Company, including operational, financial, competitive and legal risks. In addition to an ongoing compliance program, the board encourages management to promote a corporate culture that understands risk management and incorporates it into the overall corporate strategy and day-to-day business operations. The Company’s board of directors and its audit committee regularly discuss with management the Company’s major risk exposures, their potential financial impact on the Company, and the steps (both short-term and long-term) the Company takes to manage them. The audit committee oversees the Company’s financial statements, system of internal controls, and auditing, accounting and financial reporting processes and risks related thereto; the audit committee appoints, compensates, evaluates and, where appropriate, replaces the Company’s independent accountants; reviews annually the audit committee charter; and reviews and pre-approves audit and permissible non-audit services. See “Audit Committee Report” on page 28. Each of the members of the audit committee is financially literate as required of audit committee members by the New York Stock Exchange and independent as defined by the rules of the New York Stock Exchange and the Securities and Exchange Commission. The board of directors has determined that Mr. Beinstein is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission.

The compensation committee, whose members are presently Messrs. Podell, chairman, and Beinstein, and Ms. Sharpe, met five times in 2010. The committee is governed by a written charter. The compensation committee is responsible for risks relating to employment policies and the Company’s compensation and benefits systems. To aid the compensation committee with its responsibilities, the compensation committee retains an independent consultant, as necessary, to understand the implications of compensation decisions being made. See “Compensation Discussion and Analysis” beginning on page 9 for a discussion of the consulting services provided to the compensation committee by GK Partners. The compensation committee reviews, approves and administers management compensation and executive compensation plans. The compensation committee also administers the Company’s 1998 Long-Term Incentive Plan, the Amended and Restated 1999 Long-Term Incentive Plan and the Senior Executive Annual Bonus Plan. See “Compensation Discussion and Analysis” on page 9. In March 2010, the compensation committee formed a Performance-Based Compensation Subcommittee (the “Subcommittee”), consisting of Messrs. Beinstein and Podell, and delegated to the Subcommittee the authority to grant compensation to executive officers that is intended to qualify as “performance-based compensation” exempt from the $1 million deduction limitation of Section 162(m) of the Internal Revenue Code. The Subcommittee administers the participation of named executive officers in the Senior Executive Annual Bonus Plan and will administer the participation of such individuals in the Senior Executive Incentive Compensation Plan, assuming that it is approved at the 2011 annual meeting.

The corporate governance and nominating committee, whose members are presently Ms. Sharpe, chair, and Messrs. Eide and Beinstein, met twice in 2010. The committee is governed by a written charter. This committee is responsible for the oversight of risks relating to the management and board succession planning. The committee assists the board of directors in identifying individuals qualified to become board members and recommends to the board the nominees for election as directors at the next annual meeting of stockholders, develops and recommends to the board the corporate governance guidelines applicable to the Company, and oversees the evaluation of the board and management. In recommending candidates for the board, the committee takes into consideration the following criteria established by the board in the Company’s corporate governance guidelines:

•	personal qualities and characteristics, accomplishments and reputation in the business community;

•	current knowledge and contacts in the communities in which the Company does business and in the Company’s industry or other industries relevant to the Company’s business;

•	ability and willingness to commit adequate time to board and committee matters;

•	the fit of the individual’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial and responsive to the needs of the Company; and

•	diversity of viewpoints, background, experience and other demographics.

The committee also considers such other factors as it deems appropriate, including judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other board members, and the extent to which the candidate would be a desirable addition to the board and any committees of the board. The committee does not assign specific weights to particular criteria and no particular criteria is necessarily applicable to all nominees. The Company believes that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities. The committee will consider nominees recommended by stockholders, which nominations should be submitted by directing an appropriate letter and resume to Marc N. Bell, the secretary of the Company, 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131. If the Company were to receive recommendations of candidates from the Company’s stockholders, the committee would consider such recommendations in the same manner as all other candidates.

Corporate Governance Materials

The Company’s corporate governance guidelines, code of business conduct and ethics and current copies of the charters of the Company’s audit committee, compensation committee, and corporate governance and nominating committee are all available in the investor relations section of the Company’s website (www.vectorgroupltd.com/invest.asp) and are also available in print to any stockholder who requests it.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Objectives

The primary objectives of the compensation committee of the board of directors with respect to executive compensation are:

•	to base management’s pay, in part, on achievement of the Company’s goals;

•	to provide incentives to enhance stockholder value;

•	to provide competitive levels of compensation;

•	to recognize individual initiative and achievement; and

•	to assist the Company in attracting talented executives to a challenging and demanding environment and to retain such executives for the benefit of the Company and its subsidiaries.

The Company attempts to achieve these objectives through its compensation plans that tie a substantial portion of the executives’ overall compensation to the Company’s financial performance. While the compensation of the Company’s executives is largely the result of negotiated agreements, which are reviewed annually, the Company’s compensation philosophy is intended to reward its executives with competitive compensation, while rewarding outstanding performance with above-average total compensation.

Independent compensation consultants may be retained by the compensation committee from time to time for advice and guidance in assessing whether our compensation program is reasonable and competitive. In that capacity, GK Partners has, in the past, provided opinions as to the reasonableness and competitiveness of the employment agreements with Messrs Lorber and Bernstein, an amendment to the Company’s Supplemental Retirement Plan and the amounts and terms of restricted stock and option awards. In 2010, the compensation committee engaged GK Partners to render advice as to the design and drafting of the Senior Executive Incentive Compensation Plan, the structuring of annual and multi-year awards under that plan, as well as the reasonableness of proposed option grants. See “Equity Compensation” on page 12. GK Partners only provides services to the compensation committee.

Compensation arrangements, as reflected in the employment agreements with the Company’s executive officers, are usually negotiated on an individual basis between the Chief Executive Officer and each of the other executives. While the compensation committee has delegated to the Chief Executive Officer the responsibility of negotiating these employment agreements and his input is given significant consideration by the compensation committee, the compensation committee and the board have final authority over all compensation matters.

Compensation Components

The key components of the Company’s executive compensation program consist of a base salary, an annual performance-based bonus pursuant to the Senior Executive Annual Bonus Plan, the 1999 Amended and Restated Long-Term Incentive Plan (the “1999 Plan”) and various benefits, including the Company’s Supplemental Retirement Plan, the Liggett Vector Brands Inc. 401(k) plan and the use of corporate aircraft by the President and Chief Executive Officer. The employment agreements with the Company’s named executive officers also provide for severance compensation in the event of termination other than for cause during the term of the agreement or, in certain cases, following a change in control during the term of the agreements.

Base Salary

Base salaries for the Company’s named executive officers are established based on their overall business experience and managerial competence in their respective executive roles, as well as their personal contributions to the Company and are intended to provide a competitive level of fixed compensation. The compensation committee believes that executive base salaries should be targeted at competitive levels while rewarding long-term outstanding performance with above-average total compensation. Base salaries are reviewed annually, based on recommendations by the Company’s Chief Executive Officer with respect to the salaries of executive officers other than himself, and may be increased from time to time based on review of Company and individual executive performance. Automatic cost of living adjustments to base salary are included under the terms of the employment agreements of Messrs. Lorber and Bernstein.

Effective January 1, 2010, as a result of the cost of living provision, the base salary of Mr. Lorber was increased to $2,873,149 and the base salary of Mr. Bernstein was increased to $853,450. The compensation committee did not adjust the salaries or target bonus opportunities of the other named executive officers in February 2010 as part of the annual compensation review process.

Effective January 1, 2011, as a result of the cost of living provision in their employment agreements, the base salary of Mr. Lorber was increased to $2,914,810 and the base salary of Mr. Bernstein was increased to $867,011. The compensation committee did not adjust the salaries or target bonus opportunities of the other named executive officers in February 2011 as part of the annual compensation review process.

Annual Bonus Plan

The Company’s executive officers are eligible to participate in the Senior Executive Annual Bonus Plan (the “Bonus Plan”), which was adopted by the board of directors in January 2006 and approved by the Company’s stockholders in May 2006. Under the Bonus Plan, unless another committee is designated by the Board, the compensation committee selects participants in the Bonus Plan, determines the amount of their award opportunities, selects the performance criteria and the performance goals for each year and administers and interprets the Bonus Plan. An eligible executive may (but need not) be selected to participate in the Bonus Plan each year. In March 2009, the compensation committee formed the Subcommittee, consisting of Messrs. Beinstein and Podell, and delegated to the Subcommittee the authority to grant compensation to executive officers under the Bonus Plan that is intended to qualify as “performance-based compensation” exempt from the $1 million deduction limitation of Section 162(m) of the Internal Revenue Code.

In 2010, each of the Company’s named executive officers participated in the Bonus Plan. The Bonus Plan performance criteria for 2010 varied among the participants depending upon the entity that employed the participant. For Messrs. Lorber, Lampen, Kirkland and Bell, the criteria were based 37.5% on adjusted earnings before interest and taxes, or Adjusted EBIT, for Liggett, 37.5% on cash distributions to stockholders of the Company and 25% on adjusted earnings before interest, taxes and amortization, or Adjusted EBITA, for Douglas Elliman Realty, LLC. For Mr. Bernstein, the criteria were based 95% on adjusted EBIT for Liggett and 5% on Adjusted EBIT of Vector Tobacco Inc. These measures were chosen because Adjusted EBIT is commonly used as a measure of performance in the tobacco industry and Adjusted EBITA is commonly used to measure performance in the real estate brokerage industry and are, in each case, the drivers of the business and stockholder value in those industries. Under the terms of their respective employment agreements, for 2010, Messrs. Lorber, Lampen, Kirkland, Bell and Bernstein were eligible to receive a target bonus of 100%, 33%, 25%, 25% and 50% of their respective base salaries. Depending on the level of achievement of the performance criteria, the actual amounts of incentive bonuses could also exceed the target bonus amounts. The Committee may exercise negative discretion with respect to any award to reduce any amount that would otherwise be payable under the Bonus Plan.

In 2010, the performance goals for Messrs. Lorber, Lampen, Kirkland, Bell and Bernstein were set at levels which were believed to be reasonably achievable based on internal corporate plans.

For Messrs. Lorber, Lampen, Kirkland and Bell, the satisfaction of the performance criteria were as follows:

•	percentages of target bonus based on Liggett Adjusted EBIT were $125,500,000 (50%), $151,500,000 (100%), and $158,500,000 and above (125%); the actual Liggett Adjusted EBIT for 2010 were $153,527,000;

•	percentages of target bonus based on dividends per share of the Company were $1.40 (50%), $1.60 (100%), and $1.80 and above (125%); the actual dividends paid in 2010 were $1.60 per share; and,

•	percentages of target bonus based on Douglas Elliman Adjusted EBITA were $20,000,000 (50%), $25,000,000 (100%), and $28,000,000 and above (125%); the actual Douglas Elliman Adjusted EBITA for 2010 were $50,917,000.

Based on the actual results of 2010 compared to the established performance criteria, bonuses equal to 108.964% of target bonus amounts were achieved for Messrs. Lorber, Lampen, Kirkland and Bell, and they were awarded bonuses of 108.964% of their respective target bonus amounts.

The minimum level of Liggett’s Adjusted EBIT and Vector Tobacco’s Adjusted EBIT were satisfied for Mr. Bernstein to be awarded a bonus. For Mr. Bernstein, the satisfaction of the performance criteria were as follows:

•	percentages of target bonus based on Liggett Adjusted EBIT were $151,500,000 (0%), $161,500,000 (100.0%) and $169,575,000 and above (200%); the actual Liggett Adjusted EBIT for 2010 were $153,527,000; and,

•	percentages of target bonus based on Vector Tobacco Adjusted EBIT were a loss of $5,600,000 (33.3%), a loss of $4,100,000 (100%), a loss of less than $2,600,000 (200%); the actual Vector Tobacco Adjusted EBIT for 2010 were a loss of $2,997,000.

Based on the actual results of 2010 compared to the established performance criteria, 27.94% of Mr. Bernstein’s target bonus was achieved, which is 13.97% of his base salary. In addition, the compensation committee exercised its discretion to award Mr. Bernstein a supplemental bonus of $180,782 in 2010 in recognition of his contributions during the year. Specifically, Mr. Bernstein implemented a strategic investment program designed to significantly increase the tobacco businesses’ operating cash flows in future years which resulted in Liggett Vector Brands Inc.’s significant volume and market share increases during 2010.

Bonus amounts for achieving performance criteria in between the amounts listed above are determined by linear interpolation between the higher and lower amounts. The actual performance-based bonus payments made to the selected participants for the years ended December 31, 2008, 2009 and 2010 are set forth in the column labeled “Non-Equity Incentive Compensation” in the Summary Compensation Table on page 15.

The Bonus Plan will be replaced by the Senior Executive Incentive Compensation Plan, if it is approved at the 2011 annual meeting, so that the Company may continue to provide for annual awards as well as multi-year awards.

See the description of the new plan and the awards thereunder in “Board Proposal 2 — Approval of the Vector Group Ltd. Senior Executive Incentive Compensation Plan” beginning on page 31.

Equity Compensation

Long-term equity compensation is intended to provide a variable pay opportunity that rewards long-term performance by the Company as a whole and serves as a significant incentive to remain with the Company. For several years prior to 2009, no equity awards had been made, as the named executive officers had outstanding awards. Since then the compensation committee has, after consultation with GK Partners, made awards to replace benefits associated with the options that were exercised before expiring or restricted stock awards that became fully vested.

On April 7, 2009, the compensation committee awarded Mr. Lorber a restricted stock grant of 551,250 shares of the Company’s Common Stock under the 1999 Plan in order to provide him a meaningful incentive to remain with the Company and enhance its value beyond January 1, 2013 when he is eligible for full retirement. Under the terms of the award, one-fifth of the shares (110,250) will vest on September 15, 2010 and on each anniversary thereof through September 15, 2014. In the event Mr. Lorber’s employment with the Company is terminated for any reason other than his death, his disability or a change of control (as defined in his Restricted Share Agreement) of the Company, any remaining balance of the shares not previously vested will be forfeited by Mr. Lorber. The compensation committee noted that Mr. Lorber had not received a restricted stock award since a 2005 award which would be fully vested on September 15, 2009. The compensation committee consulted with GK Partners concerning the award and were advised that, in the consultant’s opinion, the award would be reasonable and appropriate in the context of current market practices.

On December 3, 2009, options to purchase shares of Common Stock were awarded to Messrs. Lorber, Lampen, Kirkland and Bell in order to recognize past and current performance, to serve as a means to incentivize and retain these key executives and to replace benefits associated with the options that were exercised prior to expiration in October 2009. The Subcommittee also took into consideration the fact that Mr. Lorber had not received an option award since 2001 and that Messrs. Lampen, Kirkland and Bell had not received option awards since 1999 and determined that it was appropriate to grant awards for a number of shares which approximated in each case, the number of shares under the 1999 awards that were exercised earlier in the year. The Subcommittee consulted with GK Partners concerning the awards and were advised that, in the consultant’s opinion, the awards would be reasonable and appropriate in the context of current market practices.

No equity awards were made to named executive officers in 2010. On January 14, 2011, in conjunction with the exercise by Mr. Lorber prior to expiration of 10-year options granted in January 2001, the compensation committee awarded Mr. Lorber an option to purchase 400,000 shares at the closing market price on the grant date in recognition of the key role he plays in the Company’s success. The option will be subject to cliff vesting on the fourth anniversary of the date of grant and will have dividend equivalent rights. The compensation committee relied on the opinion of GK Partners that the option grant to Mr. Lorber was reasonable and appropriate in the context of current market practices.

Dividend Equivalents

Under the terms of various stock option grants made to the Company’s named executive officers under the Company’s stock plans, cash and stock dividend equivalent payments are made to the executive officers with respect to the shares of Common Stock underlying the unvested or unexercised portion of the options. These payments are made at the same rate as dividends paid on the Company’s issued and outstanding shares of Common Stock. The compensation committee has relied on the opinion of GK Partners that option grants with the terms that include dividend equivalents are a means of management compensation that are appropriate and consistent with the Company’s strategy with respect to dividend policy (and the critical importance thereof). Named executive officers received payments for such dividend equivalent rights on options for 2010 as follows: Mr. Lorber — $1,924,283; Mr. Lampen — $259,200; Mr. Kirkland — $129,600; and Mr. Bell — $129,600. In accordance with the rules of the SEC, these amounts have not been separately reported in the Summary Compensation Table because the value of the dividend equivalent rights was included in the initial grant date fair value of the underlying options grants which is reported in the table.

Supplemental Retirement Plan

The Company’s named executive officers and certain other management employees are eligible to participate in the Supplemental Retirement Plan, which was adopted by the board of directors in January 2002 to promote retention of key executives and to provide them with financial security following retirement. As described more fully and quantified in the Pension Benefits table on page 19, the Supplemental Retirement Plan provides for the payment to a participant at his normal retirement date of a lump sum amount that is the actuarial equivalent of a single life annuity commencing on that date. The single life annuity amounts for the named executives were determined by the Company’s board of directors giving consideration to a variety of pertinent factors including (but not limited to) the executive’s level of annual compensation.

Other Benefits

The Company’s executive officers are eligible to participate in all of its employee benefit plans, such as medical, dental, vision, group life, disability and accidental death and dismemberment insurance and Liggett Vector Brands 401(k) plan. These benefits are designed to provide a safety net of protection against the financial catastrophes that can result from illness, disability or death. The Company also provides vacation and other paid holidays to its executive officers, as well as certain other perquisites further described below and in the Summary Compensation Table. Finally, the Company’s executive officers are eligible to receive certain payments upon retirement pursuant to the Supplemental Retirement Plan.

Perquisites

The Company provides the perquisites or personal benefits to its named executive officers discussed below. The Company’s corporate aircraft are made available for the personal use of Mr. Lorber and other executive officers at Mr. Lorber’s discretion. The Company’s corporate aircraft policy permits personal use of corporate aircraft by executives, subject to an annual limit of $200,000 for personal use by Mr. Lorber. For purposes of determining the amounts allowable under the policy, the value of the personal usage is calculated using the applicable standard industry fare level formula established by the Internal Revenue Service (as distinguished from the incremental cost used for determining the value included in the Summary Compensation Table), and Mr. Lorber and any other executive officers pay income tax on such value. In addition, Mr. Lorber is entitled to a car and driver provided by the Company, a $7,500 per month allowance for lodging and related business expenses and two club memberships. See the Summary Compensation Table for details regarding the value of perquisites received by the named executive officers.

Change in Control Provisions

The employment agreement entered into between the Company and Mr. Lorber contains change in control provisions. The purpose of these provisions is to avoid the distraction and loss of key management personnel that may occur in connection with rumored or actual corporate transactions and/or other fundamental corporate changes and to provide adequate protection to key management personnel in the event that their employment is terminated following a change of control. A change in control provision protects stockholder interests by enhancing employee focus during rumored or actual change in control activity through incentives to remain with the Company despite uncertainties while a transaction is under consideration or pending and assurance of severance and benefits for terminated executives. A detailed summary of these provisions is set forth under the heading “Payments Made Upon a Change in Control” on page 21.

Inter-Relationship of Elements of Compensation Packages

The various elements of the compensation package for the Company’s executive officers are not directly inter-related. For example, if it does not appear as though the target bonus will be achieved, the number of options that will be granted is not affected. There is no significant interplay of the various elements of total compensation between each other. If options that are granted in one year become underwater due to a decrease in the Company’s stock price, the amount of the bonus amount or compensation to be paid the executive officer for the next year is not impacted. Similarly, if options become extremely valuable due to a rising stock price, the amount of compensation or bonus to be awarded for the next year is not affected. However, the compensation committee does evaluate the total value of executive remuneration when making decisions with respect to any particular element thereof.

Tax and Accounting Implications

Deductibility of Executive Compensation

The compensation committee and Subcommittee review and consider the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), which generally provides that no publicly-held company may deduct compensation in excess of $1,000,000 paid in any taxable year to its chief executive officer or any of its three other highest compensated officers (other than the Chief Financial Officer) at year-end unless the compensation qualifies as “performance-based.” The conditions that must be met for compensation to be performance-based are discussed in “Tax Issues” on page 31.

Determinations with respect to compensation intended to be deductible under Section 162(m) are made by the Subcommittee, which consists of Messrs. Podell and Beinstein, who qualify as “outside directors” under Section 162(m). In certain situations, the compensation committee or the Subcommittee has in the past and may in the future approve compensation that will not meet these deductibility requirements in order to ensure appropriate and competitive levels of total compensation for the Company’s executive officers. In this regard, compensation paid to Messrs. Lorber and Lampen in excess of $1,000,000 from base salary and dividend equivalent rights and, to Mr. Lorber, from the vesting of restricted stock was not deductible for federal income tax purposes under Section 162(m) of the Code. In addition, $34,232 of Mr. Bernstein’s discretionary bonus awarded in 2011 for the 2010 year was not deductible.

Accounting for Stock-Based Compensation

Beginning on January 1, 2006, the Company began accounting for stock-based payments including stock option and restricted stock awards under the Plans in accordance with the requirements of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”).

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management and, based on such review and discussion, has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

Jeffrey S. Podell, Chairman
Henry C. Beinstein
Jean E. Sharpe

SUMMARY COMPENSATION TABLE FOR YEARS 2008 — 2010

The following table summarizes the compensation of the named executive officers for the years ended December 31, 2010, 2009 and 2008. The named executive officers are the Company’s Chief Executive Officer, Chief Financial Officer, and the three other most highly compensated executive officers ranked by their total compensation in the table below (not taking into account the amount in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column).

								Change in
								Pension
								Value and
							Non-Equity	Nonqualified
				Stock	Option		Incentive Plan	Deferred	All Other
		Salary	Bonus	Awards	Awards		Compensation	Compensation	Compensation		Total
Name and Principal Position	Year	($)(1)	($)	($)	($)		($)(3)	Earnings ($)(4)	($)		($)

Howard M. Lorber	2010	$2,873,149	$0	$0	$0		$3,130,719	$3,022,149	$205,703	(5)	$9,231,720
President and Chief	2009	$2,807,729	$0	$6,467,250 (2)	2,867,690	(2)	$3,246,436	$1,485,000	$207,172		$17,081,277
Executive Officer	2008	$2,764,329	$0	$0	$0		$2,764,329	$1,390,000	$268,403		$7,187,061
Richard J. Lampen	2010	$800,000	$0	$0	$0		$290,573	$294,412	$7,350	(6)	$1,392,335
Executive Vice	2009	$800,000	$0	$0	$1,183,934	(2)	$308,333	$265,000	$7,350		$2,564,617
President	2008	$750,000	$0	$0	$0		$250,000	$232,000	$6,900		$1,238,900
J. Bryant Kirkland III	2010	$375,000	$0	$0	$0		$102,154	$55,418	$7,350	(6)	$539,922
Vice President, Chief	2009	$375,000	$0	$0	$591,967	(2)	$108,398	$45,000	$7,350		$1,127,715
Financial Officer and Treasurer	2008	$375,000	$0	$0	$0		$93,750	$41,000	$6,900		$516,650
Marc N. Bell	2010	$400,000	$0	$0	$0		$108,965	$93,678	$7,350	(6)	$609,993
Vice President,	2009	$400,000	$0	$0	$591,967	(2)	$115,625	$79,000	$7,350		$1,193,942
General Counsel and Secretary	2008	$400,000	$0	$0	$0		$100,000	$71,000	$6,900		$577,900
Ronald J. Bernstein	2010	$853,450	$180,782	$0	$0		$119,218	$470,518	$7,350	(6)	$1,631,318
President and Chief	2009	$829,959	$0	$0	$0		$604,401	$429,000	$7,350		$1,870,710
Executive Officer of Liggett Vector Brands and Liggett	2008	$829,959	$0	$0	$0		$594,633	$372,000	$6,900		$1,803,492

(1)	Reflects actual base salary amounts paid for 2010, 2009 and 2008.

(2)	Represents the aggregate grant date fair value of grants of restricted stock or stock options granted under the 1999 Plan for the year ended December 31, 2009 as determined in accordance with FASB ASC Topic 718, rather than an amount paid to or realized by the named executive officer. Assumptions used in the calculation of such amount are included in note 11 to the Company’s audited financial statements for the year ended December 31, 2010 included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2011. The FASB ASC Topic 718 amounts from these grants may never be realized by the named executive officer.

(3)	These amounts reflect performance-based cash awards under the Bonus Plan paid during 2011, 2010 and 2009 in respect of service performed in 2010, 2009 and 2008, respectively. This plan is discussed in further detail on page 10 under the heading “Annual Bonus Plan”.

(4)	Amounts shown are solely an estimate of the increase in actuarial present value of the named executive officer’s accrued benefit at the later of age 60 during active service or the completion of eight years of full-time continuous service under the Company’s pension plans. Assumptions are further described under the Pension Benefits at 2010 Fiscal Year End table on page 19. The amounts reflect the actuarial increase in the present value of the named executive officer’s benefits under the Supplemental Retirement Plan determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. No amount is payable from this plan before a participant attains the later of age 60 during active service or the completion of eight years of full-time continuous service (except in the case of death, disability or termination without cause). There can be no assurance that the amounts shown will ever be realized by the named executive officers. For Mr. Bernstein, the reported amount also includes $4,633 in 2010 in connection with Liggett Group Inc. Retirement Plan for Salaried Non-Bargaining Unit Employees.

(5)	Total perquisites of $198,353 consisted of $108,353 for personal use of corporate aircraft and a $90,000 allowance paid for lodging and related business expenses. Also included in this column is $7,350 for 401(k) plan matching contributions in 2010. For purposes of determining the value of corporate aircraft use, the personal use is calculated based on the aggregate incremental cost to the Company. For flights on corporate aircraft, aggregate incremental cost is calculated based on a cost-per-flight-mile charge developed by a nationally recognized and independent service as reflective of the operating costs of the aircraft.

(6)	Represents 401(k) plan matching contributions.

Employment Agreements and Severance Arrangements

On January 27, 2006, the Company and Howard M. Lorber entered into an amended and restated employment agreement (the “Amended Lorber Agreement”), which replaced his prior employment agreements with the Company and with New Valley Corporation. The Amended Lorber Agreement has an initial term of three years effective as of January 1, 2006, with an automatic one-year extension on each anniversary of the effective date unless notice of non-extension is given by either party within 60 days before this date. Mr. Lorber’s salary is subject to an annual cost of living adjustment. As of January 1, 2011, Mr. Lorber’s annual base salary was $2,914,810. In addition, the Company’s board must periodically review his base salary and may increase but not decrease it from time to time in its sole discretion. Mr. Lorber is eligible on an annual basis to receive a target bonus of 100% of his base salary under the Company’s non-equity incentive bonus plan. During the period of his employment, Mr. Lorber is entitled to various benefits, including a Company-provided car and driver, a $7,500 per month allowance for lodging and related business expenses, two club memberships and dues, and use of corporate aircraft in accordance with the Company’s Corporate Aircraft Policy. Following termination of his employment by the Company without cause (as defined in the Amended Lorber Agreement), termination of his employment by him for certain reasons specified in the Amended Lorber Agreement or upon death or disability, he (or his beneficiary in the case of death) would continue to receive for a period of 36 months following the termination date his base salary and the bonus amount earned by him for the prior year (with such bonus amount limited to 100% of base salary). In addition, all of Mr. Lorber’s outstanding equity awards would be vested and any stock options granted after January 27, 2006 would continue to be exercisable for no less than two years or the remainder of the original term if shorter. Following termination of his employment for any of the reasons described above (other than death or disability) within two years of a change in control (as defined in the Amended Lorber Agreement), he would receive a lump sum payment equal to 2.99 times the sum of his then current base salary and the bonus amount earned by him for the prior year (with such bonus amount limited to 100% of base salary). In addition, Mr. Lorber is indemnified in the event that excise taxes are imposed on change-of-control payments under Section 4999 of the Code. In the event of a termination of his employment under the circumstances where he is entitled to the severance payments discussed above, Mr. Lorber will also be credited with an additional 36 months of service towards vesting under the Company’s Supplemental Retirement Plan.

On January 27, 2006, the Company entered into employment agreements (the “Other Executive Agreements”) with Richard J. Lampen, the Company’s Executive Vice President, J. Bryant Kirkland III, the Company’s Vice President and, effective April 1, 2006, Chief Financial Officer, and Marc N. Bell, the Company’s Vice President, General Counsel and Secretary. The Other Executive Agreements replaced prior employment agreements with the Company or New Valley Corporation. The Other Executive Agreements have an initial term of two years effective as of January 1, 2006, with an automatic one-year extension on each anniversary of the effective date unless notice of non-extension is given by either party within 60 days before this date. As of January 1, 2011, the annual base salaries provided for in these Other Executive Agreements were $800,000 for Mr. Lampen, $375,000 for Mr. Kirkland and $400,000 for Mr. Bell. In addition, the board must periodically review these base salaries and may increase but not decrease them from time to time in its sole discretion. These executives are eligible to receive a target bonus of 33.3% for Mr. Lampen, and 25% for Messrs. Kirkland and Bell, of their base salaries under the Company’s non-equity incentive bonus plan. Following termination of their employment by the Company without cause (as defined in the Other Executive Agreements), termination of their employment by the executives for certain reasons specified in the Other Executive Agreements or upon death or disability, they (or their beneficiaries in the case of death) would continue to receive for a period of 24 months following the termination date their base salary and the bonus amount earned by them for the prior year (with such bonus amount limited to 33.3% of base salary for Mr. Lampen and 25% of base salary for Messrs. Kirkland and Bell).

On November 11, 2005, Liggett, a wholly-owned subsidiary of the Company, and Ronald J. Bernstein entered into an employment agreement (the “Bernstein Employment Agreement”), pursuant to which Mr. Bernstein serves as President and Chief Executive Officer of Liggett and affiliated companies. The Bernstein Employment Agreement has an initial term expiring December 31, 2008, with an automatic one-year extension on each anniversary of the effective date unless notice of non-extension is given by either party within six months before this date. As of January 1, 2011, Mr. Bernstein’s annual base salary was $867,011. Mr. Bernstein’s salary is subject to an annual cost of living adjustment. Under the terms of the Bernstein Employment Agreement, Mr. Bernstein is eligible on an annual basis to receive a bonus of up to 100% of his base salary under the Company’s non-equity incentive bonus plan predicated on Liggett and Vector Tobacco meeting certain pre-established operating goals. On January 14, 2011, the Bernstein Employment Agreement was amended to conform the language concerning his eligibility to participate in the non-equity incentive bonus plan with that of the Other Executive Agreements (without changing the percentage of base salary which he count receive). Following termination of his employment without cause, he would continue to receive his base salary for a period of 24 months.

Restricted Stock and Option Awards

GRANTS OF PLAN-BASED AWARDS IN 2010

The table below provides information with respect to incentive compensation granted to each of the named executive officers for the year ended December 31, 2010.

									All Other
								All Other	Option		Grant Date
								Stock	Awards:		Fair Value
		Estimated Future Payouts Under Non-			Estimated Future Payouts			Awards:	Number of	Exercise or	of Stock
		Equity Incentive Plan Awards(1)			Under Equity Incentive Plan Awards			Number of	Securities	Base Price	and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Shares of	Underlying	of Option	Option
Name	Date	($)	($)	($)	(#)	(#)	(#)	Stock (#)	Options (#)	Awards ($)	Awards ($)

Howard M. Lorber	2/24/10	$0	$2,873,149	$3,591,436	—	—	—	—	—	—	—
Richard J. Lampen	2/24/10	$0	$266,667	$333,333	—	—	—	—	—	—	—
J. Bryant Kirkland III	2/24/10	$0	$93,750	$117,188	—	—	—	—	—	—	—
Marc N. Bell	2/24/10	$0	$100,000	$125,000	—	—	—	—	—	—	—
Ronald J. Bernstein	2/24/10	$0	$426,725	$853,450	—	—	—	—	—	—	—

(1)	The amounts shown above represent the awards made under the Bonus Plan on February 24, 2010. Target levels are equal to 100% of base salary for Messrs. Lorber, 50% of base salary for Mr. Bernstein, 33.3% of base salary for Mr. Lampen and 25% of base salary for Messrs. Kirkland and Bell. The maximum amount is 125% of the target amount for Messrs. Lorber, Lampen, Kirkland and Bell and 200% of the target amount for Mr. Bernstein. There is no minimum amount. The compensation committee approved the performance criteria for determining the award opportunities for each named executive officer under the Bonus Plan. The actual bonus amounts earned for 2010 have been determined and paid in 2011 and are reflected in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table on page 15.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2010

The table below provides information with respect to the outstanding equity awards of the named executive officers as of December 31, 2010.

	Option Awards					Stock Awards
Equity
Incentive
								Equity	Plan
								Incentive	Awards:
			Equity					Plan	Market
			Incentive					Awards:	or Payout
			Plan					Number of	Value of
	Number of	Number of	Awards:				Market	Unearned	Unearned
	Securities	Securities	Number of			Number of	Value of	Shares,	Shares,
	Underlying	Underlying	Securities			Shares or	Shares or	Units or	Units or
	Unexercised	Unexercised	Underlying			Units of	Units of	Other Rights	Other
	Options	Options	Unexercised	Option	Option	Stock That	Stock That	That	Rights That
	(#)	(#)	Unearned	Exercise	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Exercisable	Unexercisable	Options (#)	Price ($)	Date	Vested (#)	Vested ($)	Vested (#)	Vested ($)

Howard M. Lorber	407,220	—	—	$11.73	1/22/11	441,000 (1)	$7,638,120 (2)	—	—
	—	840,000 (3)	—	$13.40	12/3/19	—	—	—	—
Richard J. Lampen	—	168,000 (3)	—	$13.40	12/3/19	—	—	—	—
J. Bryant Kirkland III	—	84,000 (3)	—	$13.40	12/3/19	—	—	—	—
Marc N. Bell	—	84,000 (3)	—	$13.40	12/3/19	—	—	—	—
Ronald J. Bernstein	319,069	—	—	$13.90	8/16/16	—	—	—	—

(1)	Restricted stock award vesting as to 110,250 shares on each of September 15, 2011, 2012, 2013 and 2014, subject to earlier vesting upon death, disability or change of control.

(2)	The market value of the restricted stock equals the number of shares of restricted stock multiplied by the closing price of the Common Stock on December 31, 2010, which was $17.32 per share, and does not include the cash dividends accrued at December 31, 2010 of $1,168,400 on non-vested shares payable upon vesting.

(3)	Option grants vest on December 3, 2013. See “Employment Agreements and Severance Arrangements” on page 16.

OPTION EXERCISES AND STOCK VESTED IN YEAR ENDED DECEMBER 31, 2010

The table below provides information with respect to the number of options or shares of restricted stock granted under the Plans to the named executive officers in previous years that were exercised or vested during 2010, as well as, in the case of option exercises, the market value of the Common Stock less the exercise price on the exercise date and, in the case of restricted stock awards, the market value of the stock on the vesting date.

	Option Awards		Stock Awards(1)
	Number of Shares	Value	Number of
	Acquired on	Realized on	Shares Acquired	Value Realized
Name	Exercise (#)	Exercise ($)	on Vesting (#)	on Vesting ($)

Howard M. Lorber	—	—	110,250	$2,096,878
Richard J. Lampen	—	—	—	—
J. Bryant Kirkland III	—	—	—	—
Marc N. Bell	—	—	—	—
Ronald J. Bernstein	—	—	—	—

(1)	Reflects shares received upon vesting of restricted stock awards under the 1999 Plan made in 2009. Does not include cash dividends accrued on such shares while non-vested and received upon vesting, which totaled $206,000 for Mr. Lorber. See “Restricted Stock and Option Awards” on page 17.

Retirement Benefits

PENSION BENEFITS AT 2010 FISCAL YEAR END

The table below quantifies the benefits expected to be paid from the Company’s Supplemental Retirement Plan and, in the case of Mr. Bernstein, also from Liggett’s Qualified Plan. The terms of the plans are described below the table.

		Number of
		Years of	Present Value of
		Credited	Accumulated	Payments During
Name	Plan Name	Service (#)(1)	Benefit ($)(2),(3)	Last Fiscal Year ($)

Howard M. Lorber	Supplemental	9	$18,638,125	$0
	Retirement Plan
Richard J. Lampen	Supplemental	7	$1,576,182	$0
	Retirement Plan
J. Bryant Kirkland III	Supplemental	7	$314,053	$0
	Retirement Plan
Marc N. Bell	Supplemental	7	$518,433	$0
	Retirement Plan
Ronald J. Bernstein	Supplemental	9	$2,963,786	$0
	Retirement Plan
	Qualified Plan	2	$46,742	$0

(1)	Equals number of years of credited service as of December 31, 2010. Credited service under the Supplemental Retirement Plan is based on a named executive officer’s period of full time continuous covered employment after commencing participation in the Supplemental Retirement Plan.

(2)	Represents actuarial present value in accordance with the same assumptions outlined in note 9 to the Company’s audited financial statements for the year ended December 31, 2010 included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2011.

(3)	Includes amounts which the named executive officer is not currently entitled to receive because such amounts are not vested.

Supplemental Retirement Plan

The Supplemental Retirement Plan provides for the payment to a participant at his normal retirement date of a lump sum amount that is the actuarial equivalent of a single life annuity commencing on that date. The “normal retirement date” under the Supplemental Retirement Plan is defined as the January 1st following attainment by a participant of the later age 60 or the completion of eight years of employment following January 1, 2002 (in the case of Messrs. Lorber and Bernstein) or January 1, 2004 (in the case of Messrs. Lampen, Kirkland and Bell).

The following table sets forth for each named executive officer his hypothetical single life annuity, his normal retirement date and his projected lump sum payment at his normal retirement date.

	Hypothetical	Normal	Lump-Sum
Name	Single Life Annuity	Retirement Date	Equivalent

Howard M. Lorber	$1,051,875	January 1, 2010	$10,855,666
	$735,682	January 1, 2013	$7,121,988
Richard J. Lampen	$250,000	January 1, 2014	$2,625,275
J. Bryant Kirkland III	$202,500	January 1, 2026	$2,126,473
Marc N. Bell	$200,000	January 1, 2021	$2,100,220
Ronald J. Bernstein	$438,750	January 1, 2014	$4,607,358

No benefits are payable under the Supplement Retirement Plan if a named executive officer resigns without good reason before attaining his normal retirement date. In the case of a participant who becomes disabled prior to his normal retirement date or whose service is terminated without cause, the participant’s benefit consists of a pro-rata portion of the full projected retirement benefit to which he would have been entitled had he remained employed through his normal retirement date, as actuarially discounted back to the date of payment. The beneficiary of a participant who dies while working for the Company or a subsidiary (and before becoming disabled or attaining his normal retirement date) will be paid an actuarially discounted equivalent of his projected retirement benefit; conversely, a participant who retires beyond his normal retirement date will receive an actuarially increased lump sum payment to reflect the delay in payment using a post-retirement interest rate of 7.5%. The lump sum amount under the Supplemental Retirement Plan is paid six months following the named executive officer’s retirement on or after his normal retirement date or termination of employment without cause, along with interest at the prime lending rate as published in the Wall Street Journal on the lump sum amount for this six-month period.

In April 2008, the compensation committee of the board approved an amendment to the Supplemental Retirement Plan to provide Mr. Lorber with an additional benefit under the Supplemental Retirement Plan equal to a $735,682 lifetime annuity beginning January 1, 2013. After consulting with GK Partners, the compensation committee approved this amendment to provide an incentive for Mr. Lorber to remain with the Company past his then current retirement date under the Supplemental Retirement Plan, which was January 1, 2010. This additional benefit vests in full on January 1, 2013, subject to Mr. Lorber remaining continuously employed by the Company through that date, subject to partial vesting for termination of employment under certain circumstances. In addition, in the event of a termination of Mr. Lorber’s employment under the circumstances where he is entitled to severance payments under his employment agreement, Mr. Lorber will be credited with an additional 36 months of service towards vesting under the Supplemental Retirement Plan. See “Employment Agreements and Severance Arrangements” on page 16. As a result of the additional benefit granted to him, Mr. Lorber will be eligible to receive a total lump sum retirement benefit of $20,607,948 in 2013, an increase of $7,121,988 over the benefit he would have been entitled to receive under the Supplemental Retirement Plan prior to the amendment, assuming a January 1, 2013 retirement date.

In January 2006, the Company amended and restated the Supplemental Retirement Plan. The amendments to the Supplemental Retirement Plan were intended, among other things, to cause the plan to meet the applicable requirements of the “deferred compensation” provisions of Section 409A of the Code. The Supplemental Retirement Plan is intended to be unfunded for tax purposes, and payments under the Supplemental Retirement Plan will be made out of the Company’s general assets.

Qualified Plan

Liggett’s salaried employees are entitled to benefits payable under the Qualified Plan based on a formula that yields an annual amount payable over the participant’s life beginning at age 65. Liggett discontinued providing additional benefits under the Qualified Plan for service on and after January 1, 1994. As of December 31, 2010, none of the named executive officers was eligible to receive any benefits under the Qualified Plan, except for Mr. Bernstein who is entitled to a monthly benefit of $372 beginning at age 65.

Potential Termination and Change in Control Payments

The compensation payable to named executive officers upon voluntary termination, involuntary termination without cause, termination for cause, termination following a change in control and in the event of disability or death of the executive is described below.

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment terminates, unless terminated for cause, he or she may be entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	unpaid base salary through the date of termination;

•	any accrued and unused vacation pay;

•	any unpaid award under the Plans or bonus under the Bonus Plan with respect to a completed performance period;

•	all accrued and vested benefits under the Company’s compensation and benefit programs, including the pension plan and the Supplemental Retirement Plan; and

•	with respect solely to Mr. Lorber, payment by the Company of a tax gross-up for any excise taxes and related income taxes on gross-ups for benefits received upon termination of employment.

Payments Made Upon Involuntary Termination of Employment without Cause or for Good Reason, Death or Disability

In the event of the termination of a named executive officer by the Company without cause or by the named executive officer for good reason, or upon the death or disability of a named executive officer, in addition to the benefits listed under the heading “Payments Made Upon Termination”, the named executive officer or his designated beneficiary upon his death will receive the following benefits:

•	with respect to the named executive officers, payments for a specified period of either 24 or 36 months (the “Severance Period”) equal to 100% of the executive’s then-current base salary and (except for Mr. Bernstein) the most recent bonus paid to the executive (up to the amount of the executive’s target bonus under his employment agreement);

•	with respect to the named executive officers, continued participation, at the Company’s expense, during the Severance Period in all employee welfare and health benefit plans, including life insurance, health, medical, dental and disability plans which cover the executive and the executive’s eligible dependents (or, if such plans do not permit the executive and his eligible dependents to participate after his termination, the Company is required to pay an amount each quarter (not to exceed $35,000 per year in the case of Messrs. Lampen, Kirkland and Bell) to keep them in the same economic position on an after-tax basis as if they had continued in such plans);

•	with respect solely to Mr. Bernstein, a pro rata amount of any award under the Bonus Plan for which the performance period has not been completed based upon 100% of the target bonus amount for such period to the extent that Mr. Bernstein is terminated on or after July 1 of the applicable year and bonuses are otherwise paid to the management of Liggett for that year;

•	acceleration of the vesting of his restricted shares upon death or disability; and

•	with respect solely to Mr. Lorber, acceleration of the vesting of all outstanding equity awards.

Payments Made Upon a Change in Control

Howard M. Lorber

Mr. Lorber’s employment agreement has a change in control provision if his employment is terminated without cause or by the executive for good reason within two years of a change in control which entitles Mr. Lorber to receive the following severance benefits:

•	a lump-sum cash payment equal to 2.99 times the sum of his base salary plus the last annual bonus earned by him up to 100% of base salary (including any deferred amount) for the performance period immediately preceding the date of termination;

•	participation by Mr. Lorber and his eligible dependents in all welfare benefit plans in which they were participating on the date of termination until the earlier of (x) the end of the employment period under his employment agreement and (y) the date that he receives equivalent coverage and benefit under the plans and programs of a subsequent employer;

•	continued participation at the Company’s expense for 36 months in life, disability, accident, health and medical insurance benefits substantially similar to those received by Mr. Lorber and his eligible dependents prior to such termination, subject to reduction if comparable benefits are actually received from a subsequent employer;

•	full vesting of his outstanding equity awards;

•	crediting of an additional period of three years plus any remaining term of his employment agreement as continuous service under the Supplemental Retirement Plan; and

•	termination of certain restrictive covenants in his employment agreement, including covenants not to compete and non-solicitation covenants.

Richard J. Lampen, J. Bryant Kirkland III, Marc N. Bell and Ronald J. Bernstein

While their respective employment agreements do not contain any change of control provisions, in the event of the termination of Messrs. Lampen, Kirkland, Bell and Bernstein by the Company without cause or by the named executive officer for good reason upon a change of control, such named executive officers will receive the same severance benefits described in the previous section.

Definition of Change in Control

Pursuant to the employment agreement between the Company and Mr. Lorber, a “change in control” is deemed to occur if:

•	a person unaffiliated with the Company acquires more than 40 percent control over its voting securities;

•	the individuals who, as of January 1, 2006 are members of the Company’s board of directors (the “Incumbent Board”), cease to constitute at least two-thirds of the Incumbent Board; however, a newly-elected board member that was elected or nominated by two-thirds of the Incumbent Board shall be considered a member of the Incumbent Board;

•	the Company’s stockholders approve a merger, consolidation or reorganization with an unrelated entity, unless the Company’s stockholders would own at least 51 percent of the voting power of the surviving entity; the individuals who were members of the Incumbent Board constitute at least a majority of the members of the board of directors of the surviving entity; and no person (other than one of the Company’s affiliates) has beneficial ownership of 40 percent or more of the combined voting power of the surviving entity’s then outstanding voting securities;

•	the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company; or

•	the Company’s stockholders approve the sale or disposition of all or substantially all of the Company’s assets.

Definition of Termination for Cause

Under each of the employment agreements with Messrs. Lorber, Lampen, Kirkland and Bell, termination by the Company for “cause” is defined as:

•	the executive being convicted of or entering a plea of nolo contendere with respect to a criminal offense constituting a felony;

•	the executive committing in the performance of his duties under his employment agreement one or more acts or omissions constituting fraud, dishonesty or willful injury to the Company which results in a material adverse effect on the business, financial condition or results of operations of the Company;

•	the executive committing one or more acts constituting gross neglect or willful misconduct which results in a material adverse effect on the business, financial condition or results of operations of the Company;

•	the executive exposing the Company to criminal liability substantially and knowingly caused by the executive which results in a material adverse effect on the business, financial condition or results of operations of the Company; or

•	the executive failing to substantially perform his duties under his employment agreement (excluding any failure to meet any performance targets or to raise capital or any failure as a result of an approved absence or any mental or physical impairment that could reasonably be expected to result in a disability), after written warning from the board specifying in reasonable detail the breach(es) complained of.

Under the employment agreement between Liggett and Mr. Bernstein, “cause” is defined as:

•	a material breach by Mr. Bernstein of his duties and obligations under his employment agreement which breach is not remedied to the satisfaction of the board of directors of Liggett (“Liggett Board”), within 30 days after receipt by Mr. Bernstein of written notice of such breach from the Liggett Board;

•	Mr. Bernstein’s conviction or indictment for a felony;

•	an act or acts of personal dishonesty by Mr. Bernstein intended to result in personal enrichment of Mr. Bernstein at the expense of the Company or any of its affiliates or any other material breach or violation of Mr. Bernstein’s fiduciary duty owed to the Company or any of its affiliates;

•	material violation of any Company or Liggett policy or the Company’s Code of Business Conduct and Ethics; or

•	any grossly negligent act or omission or any willful and deliberate misconduct by Mr. Bernstein that results, or is likely to result, in material economic, or other harm, to the Company or any of its affiliates (other than any act or omission by Mr. Bernstein if it was taken or omitted to be done by Mr. Bernstein in good faith and with a reasonable belief that such action or omission was in the best interests of the Company).

Definition of Termination for Good Reason

Under each of the employment agreements with Messrs. Lorber, Lampen, Kirkland and Bell, termination by the executive for “good reason” is defined as:

•	a material diminution of the executive’s duties and responsibilities provided in his employment agreement, including, without limitation, the failure to elect or re-elect the executive to his position (including with respect solely to Mr. Lorber, his position as a member of the board) or the removal of the executive from any such position;

•	a reduction of the executive’s base salary or target bonus opportunity as a percentage of base salary or any other material breach of any material provision of his employment agreement by the Company;

•	relocation of the executive’s office from the Miami (or with respect solely to Mr. Lorber, the Miami or New York City) metropolitan areas;

•	the change in the executive’s reporting relationship from direct reporting to the board, in the case of Mr. Lorber, to the Chairman and the Chief Executive Officer, in the case of Mr. Lampen, or to the Chairman, Chief Executive Officer or the Executive Vice President, in the case of Messrs. Kirkland and Bell; or

•	the failure of a successor to all or substantially all of the Company’s business or assets to promptly assume and continue his employment agreement obligations whether contractually or as a matter of law, within 15 days of such transaction.

Under the employment agreement with Mr. Bernstein, “good reason” exists if, without the prior written consent of Mr. Bernstein:

•	the Liggett board removes Mr. Bernstein as President and Chief Executive Officer of Liggett, other than in connection with the termination of his employment;

•	Mr. Bernstein is not appointed as a member of the Liggett board;

•	the Liggett board reduces Mr. Bernstein’s rate of salary or bonus opportunity or materially reduces Mr. Bernstein’s welfare, perquisites or other benefits described in his employment agreement;

•	Mr. Bernstein’s duties and responsibilities at Liggett are significantly diminished or there are assigned to him duties and responsibilities materially inconsistent with his position;

•	Liggett fails to obtain a written agreement reasonably satisfactory to Mr. Bernstein from any successor of the Company to assume and perform his employment agreement; or

•	there occurs a change of control and Mr. Bernstein is required to relocate more than 50 miles from Mr. Bernstein’s current work location.

Assumptions Regarding Post-Termination Payment Tables

The following tables were prepared as though each named executive officer’s employment was terminated on December 31, 2010 (the last business day of 2010) using the closing price of the Company’s Common Stock as of that day ($17.32). The amounts under the columns which reflect a Change in Control assume that a change in control occurred on December 31, 2010. However, the executives’ employment was not terminated on December 31, 2010 and a change in control did not occur on that date. There can be no assurance that a termination of employment, a change in control or both would produce the same or similar results as those described if either or both of them occur on any other date or at any other price, or if any assumption is not correct in fact.

Tax Gross-Up Assumptions

•	Mr. Lorber was assumed to be subject to the maximum federal and state income and other payroll taxes, including excise taxes, aggregating to a net combined effective tax of approximately 62%, when calculating his excise tax gross-up.

•	Calculations for any tax gross-up are based on Mr. Lorber’s taxable wages (Form W-2, Box 1) for the years 2005 through 2009.

•	No other named executive officer is entitled to an excise tax gross-up under the terms of his employment agreement.

Equity-Based Assumptions

•	Stock options held by Messrs. Lorber, Lampen, Kirkland and Bell would have vested on December 31, 2010 with respect to a change in control or termination by him on death or disability.

•	No other named executive officer held unvested options at that date.

•	Stock options that become vested due to a change in control are valued based on their “spread” (i.e., the difference between the stock’s fair market value and the exercise price).

•	It is possible that IRS rules would require these items to be valued using a valuation method such as the Black-Scholes model if they continued after a change in control. Using a Black-Scholes value in lieu of the “spread” would cause higher value for excise taxes and the related tax gross-up payment.

•	Restricted stock held by Mr. Lorber would have vested on December 31, 2010 in the event of respect to a change of control, or termination by Mr. Lorber on death or disability.

Incentive Plan Assumptions

•	All amounts under the Bonus Plan were deemed to have been earned for 2010 in full based on actual performance and are not treated as subject to the excise tax upon a change in control.

Retirement Benefit Assumptions

•	All benefits were assumed to be payable in a single lump sum at the participant’s earliest retirement-eligible date.

•	For Mr. Lorber, the present value of the additional service credit for retirement benefits of three additional years is already included in the present value of accumulated benefit disclosed in the Pension Benefits table on page 19.

Howard M. Lorber

	Termination by				Termination by
	Company without Cause			Termination by Company	Company without Cause
	or by Named			for Cause or Voluntary	or by Named Executive
	Executive Officer			Termination by	Officer with Good Reason
	with Good Reason			Named Executive Officer	upon a
	or Disability	Death		Without Good Reason	Change in Control

Cash Severance	$17,042,634 (1)	$17,042,634	(1)	—	$16,985,825 (2)
Acceleration of Long Term Incentive Grants at Target	—	—		—	—
Value of Accelerated Unvested Equity(3)	$12,099,320	$12,099,320		—	$12,099,320
Benefits Continuation(4)	$81,862	$81,862		—	$81,862
Value of Supplemental Retirement Plan(5)	$17,866,099	$17,866,099		—	$17,866,099
Excise Tax and Gross-Up	—	—		—	—

(1)	Reflects the value of the sum of Mr. Lorber’s 2010 base salary ($2,873,149) and last paid bonus limited to 100% of base salary ($2,807,729) paid over a period of 36 months after termination.

(2)	Reflects the value of the sum of Mr. Lorber’s 2010 base salary ($2,873,149) and last paid bonus limited to 100% of base salary ($2,807,729) for a period of 2.99 years paid in a lump-sum payment commencing after termination.

(3)	Reflects the value of 441,000 unvested shares of restricted stock and related dividends that would have vested upon the event using the closing price of the Company’s Common Stock on December 31, 2010 ($17.32) and the intrinsic value of 840,000 unvested stock options that vested upon the event using the closing price of the Company’s Common Stock on December 31, 2010 ($17.32). See “Outstanding Equity Awards at December 31, 2010” on page 18.

(4)	Reflects the value of premium payments for life insurance, medical, dental and disability plans for 36 months at the Company’s cost, based on 2010 premiums.

(5)	This amount includes amounts that the named executive officer accrued under the Supplemental Retirement Plan as of December 31, 2010, which are disclosed in the Pension Benefits table on page 19.

Richard J. Lampen

	Termination by			Termination by
	Company without Cause		Termination by Company	Company without Cause
	or by Named		for Cause or Voluntary	or by Named Executive
	Executive Officer		Termination by	Officer with Good Reason
	with Good Reason		Named Executive Officer	upon a
	or Disability	Death	Without Good Reason	Change in Control

Cash Severance(1)	$2,133,333	$2,133,333	—	$2,133,333
Acceleration of Long Term Incentive Grants at Target	—	—	—	—
Value of Accelerated Unvested Equity(2)	$658,560	$658,560	—	$658,560
Benefits Continuation(3)	$61,195	$61,195	—	$61,195
Value of Supplemental Retirement Plan(4)	$1,479,275	$2,113,250	—	$1,479,275
Excise Tax and Gross-Up	—	—	—	—

(1)	Reflects the value of the sum of Mr. Lampen’s 2010 base salary ($800,000) and last paid bonus limited to 33% of base salary ($266,667) paid over a period of 24 months commencing after termination.

(2)	Reflects the value of any unvested stock options or restricted stock and related dividends that would have vested upon the event using the closing price of the Company’s Common Stock on December 31, 2010 ($17.32). See “Outstanding Equity Awards at December 31, 2010” on page 18.

(3)	Reflects the value of premium payments for life insurance, medical, dental and disability plans for 24 months at the Company’s cost, based on 2010 premiums.

(4)	This amount includes amounts that the named executive officer accrued under the Supplemental Retirement Plan as of December 31, 2010, which are disclosed in the Pension Benefits table on page 19.

J. Bryant Kirkland III

	Termination by			Termination by
	Company without Cause		Termination by Company	Company without Cause
	or by Named		for Cause or Voluntary	or by Named Executive
	Executive Officer		Termination by	Officer with Good Reason
	with Good Reason		Named Executive Officer	upon a
	or Disability	Death	Without Good Reason	Change in Control

Cash Severance(1)	$937,500	$937,500	—	$937,500
Acceleration of Long Term Incentive Grants at Target	—	—	—	—
Value of Accelerated Unvested Equity(2)	$329,280	$329,280	—	$329,280
Benefits Continuation(3)	$34,819	$34,819	—	$34,819
Value of Supplemental Retirement Plan(4)	$228,669	$718,673	—	$228,669
Excise Tax and Gross-Up	—	—	—	—

(1)	Reflects the value of the sum of Mr. Kirkland’s 2010 base salary ($375,000) and last paid bonus limited to 25% of base salary ($93,750) paid over a period of 24 months commencing after termination.

(2)	Reflects the value of any unvested stock options or restricted stock and related dividends that would have vested upon the event using the closing price of the Company’s Common Stock on December 31, 2010 ($17.32). See “Outstanding Equity Awards at December 31, 2010” on page 18.

(3)	Reflects the value of premium payments for life insurance, medical, dental and disability plans for 24 months at the Company’s cost, based on 2010 premiums.

(4)	This amount includes amounts that the named executive officer accrued under the Supplemental Retirement Plan as of December 31, 2010, which are disclosed in the Pension Benefits table on page 19.

Marc N. Bell

	Termination by			Termination by
	Company without Cause		Termination by Company	Company without Cause
	or by Named		for Cause or Voluntary	or by Named Executive
	Executive Officer		Termination by	Officer with Good Reason
	with Good Reason		Named Executive Officer	upon a
	or Disability	Death	Without Good Reason	Change in Control

Cash Severance(1)	$1,000,000	$1,000,000	—	$1,000,000
Acceleration of Long Term Incentive Grants at Target	—	—	—	—
Value of Accelerated Unvested Equity(2)	$329,280	$329,280	—	$329,280
Benefits Continuation(3)	$51,783	$51,783	—	$51,783
Value of Supplemental Retirement Plan(4)	$419,596	$1,019,020	—	$419,596
Excise Tax and Gross-Up	—	—	—	—

(1)	Reflects the value of the sum of Mr. Bell’s 2010 base salary ($400,000) and last paid bonus limited to 25% of base salary ($100,000) paid over a period of 24 months commencing after termination.

(2)	Reflects the value of any unvested stock options or restricted stock and related dividends that would have vested upon the event using the closing price of the Company’s Common Stock on December 31, 2010 ($17.32). See “Outstanding Equity Awards at December 31, 2010” on page 18.

(3)	Reflects the value of premium payments for life insurance, medical, dental and disability plans for 24 months at the Company’s cost, based on 2010 premiums.

(4)	This amount includes amounts that the named executive officer accrued under the Supplemental Retirement Plan as of December 31, 2010, which are disclosed in the Pension Benefits table on page 19.

Ronald J. Bernstein

	Termination by			Termination by Company
	Company without		Termination by Company	without Cause or by
	Cause or by Named		for Cause or Voluntary	Named Executive Officer
	Executive Officer		Termination by	with Good Reason
	with Good Reason		Named Executive Officer	upon a
	or Disability	Death	Without Good Reason	Change in Control

Cash Severance(1)	$1,706,900	$1,706,900	—	$1,706,900
Acceleration of Long Term Incentive Grants at Target	—	—	—	—
Value of Accelerated Unvested Equity(2)	—	—	—	—
Benefits Continuation(3)	$44,723	$44,723	—	$44,723
Value of Retirement Benefits(4)	$2,781,565	$3,708,754	—	$2,781,565
Excise Tax and Gross-Up	—	—	—	—

(1)	Reflects the value of the sum of Mr. Bernstein’s 2010 base salary ($853,450) paid over a period of 24 months commencing after termination.

(2)	Reflects the value of any unvested stock options or restricted stock and related dividends that would have vested upon the event using the closing price of the Company’s Common Stock on December 31, 2010 ($17.32) and related dividends. Mr. Bernstein had only vested but unexercised stock options on that date. See “Outstanding Equity Awards at December 31, 2010” on page 18.

(3)	Reflects the value of premium payments for life insurance, medical, dental and disability plans for 24 months at the Company’s cost, based on 2010 premiums.

(4)	This amount includes amounts that the named executive officer accrued under the Supplement Retirement Plan as of December 31, 2010, which are disclosed in the Pension Benefits table on page 19. The amount does not include the value of Mr. Bernstein’s monthly payment of $372 at age 65 under the Qualified Plan, which is disclosed in the Pension Benefits payable on page 19 because lump sum payments are not generally available to participants in the Qualified Plan. If the lump sum option had been available to Mr. Bernstein in the Qualified Plan, the amounts shown would have been increased by approximately $45,000.

Compensation of Directors

The compensation of the non-employee directors is designed to be simple and easy for stockholders to understand and to be fair based on the amount of work required of directors of the Company. Each of the non-employee directors receives:

•	annual cash retainer fee of $50,000;

•	$2,500 per annum for each committee membership ($5,000 for the committee chairman);

•	$1,000 per meeting for each board meeting attended in person or by telephone;

•	$500 per meeting for each committee meeting attended in person or by telephone;

•	periodic grants of restricted shares;

•	reimbursement for reasonable out-of-pocket expenses incurred in serving on our board; and

•	access to our health, dental and life insurance coverage.

No stock options to purchase Common Stock were granted to the non-employee directors in 2010. During the second quarter of 2010, the Company granted 10,500 restricted shares of Common Stock under the 1999 Plan to each of its five non-employee directors in order to align the director’s interests with the long-term interests of the stockholders. The stock grant will vest in three equal annual installments commencing on the first anniversary of the date of grant based on continued service as a director, subject to earlier vesting upon death, disability or the occurrence of a change in control.

The table below summarizes the compensation the Company paid to the non-employee directors for the year ended December 31, 2010.

NON-EMPLOYEE DIRECTOR COMPENSATION IN FISCAL YEAR 2010

					Changes in
					Pension Value
					and
	Fees				Nonqualified
	Earned			Non-Equity	Deferred
	or Paid	Stock	Option	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation		Total
Name	($)	($)(3)	($)	($)	($)	($)		($)

Henry C. Beinstein	$80,250	$166,750	—	—	—	$2,347	(1)	$249,347
Robert J. Eide	$75,250	$166,750	—	—	—	$1,027	(1)	$243,027
Bennett S. LeBow	$63,250	$166,750	—	—	—	$19,693	(2)	$249,693
Jeffrey S. Podell	$74,250	$166,750	—	—	—	$1,508	(1)	$242,508
Jean E. Sharpe	$80,250	$166,750	—	—	—	$25,704	(2)	$272,704

(1)	Represents life insurance premiums paid by the Company.

(2)	Represents health and life insurance premiums paid by the Company.

(3)	In June 2010, the Company awarded each director 10,500 shares of the Company’s Common Stock, which vest equally in June 2011, 2012 and 2013 and, accordingly, each director holds 10,500 shares of unvested restricted stock. The amount shown in the table represents the aggregate grant date fair value of grants of restricted stock under the 1999 Plan as determined in accordance with FASB ASC Topic 718, rather than an amount paid to or realized by the director. Assumptions used in the calculation of such amount are included in note 11 to the Company’s audited financial statements for the year ended December 31, 2010 included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 25, 2011. The FASB ASC Topic 718 amounts from these grants may never be realized by the directors.

Compensation Committee Interlocks and Insider Participation

No member of the Company’s compensation committee is, or has been, an employee or officer of the Company other than Ms. Sharpe who joined the compensation committee in March 2009. Ms. Sharpe retired as an officer of the Company in 1993. During 2010, (i) no member of the Company’s compensation committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K; and (ii) none of the Company’s executive officers served on the compensation committee (or equivalent) or board of directors of another entity whose executive officer(s) served on the Company’s compensation committee or board of directors.

Audit Committee Report

The audit committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Management is responsible for the Company’s internal controls and the financial reporting process, including its financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting. PricewaterhouseCoopers LLP, the Company’s independent registered certified public accounting firm, issues opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting. The audit committee reviews these processes on behalf of the board of directors. In this context, the committee has reviewed and discussed with management and PricewaterhouseCoopers LLP the audited financial statements for the year ended December 31, 2010, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the evaluation by PricewaterhouseCoopers LLP of the effectiveness of the Company’s internal control over financial reporting.

The audit committee has discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement of Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Oversight Board in Rule 3200T, which includes, among other items, matters related to the conduct of the audit of the Company’s financial statements. The audit committee also has received written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the audit committee concerning independence, and has discussed with PricewaterhouseCoopers LLP its independence from the Company. The audit committee has also considered whether the provision of the services described under the caption “Audit Fees and Non-Audit Fees” is compatible with maintaining the independence of the independent auditors.

Based on the review and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements and management’s assessment of the effectiveness of the Company’s internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission.

This report is submitted by the audit committee of the Company.

Henry C. Beinstein, Chairman
Robert J. Eide
Jeffrey S. Podell
Jean E. Sharpe

Audit and Non-Audit Fees

The audit committee reviews and approves audit and permissible non-audit services performed by PricewaterhouseCoopers LLP, as well as the fees charged by PricewaterhouseCoopers LLP for such services. In accordance with Section 10A(i) of the Securities Exchange Act, before PricewaterhouseCoopers LLP is engaged to render audit or non-audit services, the engagement is approved by the audit committee. All of the services provided and fees charged by PricewaterhouseCoopers LLP in 2010 and 2009 were pre-approved by the audit committee.

Audit Fees.  The aggregate fees billed by PricewaterhouseCoopers LLP for professional services for the audit of the annual financial statements of the Company and its consolidated subsidiaries, audit of effectiveness of internal control over financial reporting under Sarbanes-Oxley Section 404, audits of subsidiary financial statements, reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q, comfort letters, consents and review of documents filed with the SEC were $2,087,425 for 2010 and $1,928,009 for 2009.

Audit-Related Fees.  No fees were billed by PricewaterhouseCoopers LLP for audit-related professional services in 2010 and 2009.

Tax Fees.  The aggregate fees billed by PricewaterhouseCoopers LLP for professional services for tax services were $25,000 in 2010 and $48,466 in 2009. The services were primarily for federal and state tax advice.

All Other Fees.  The aggregate fees billed by PricewaterhouseCoopers LLP for other services were $6,000 in 2010 and $17,126 in 2009. The 2010 amounts consisted of licensing of accounting research software. The 2009 amounts consisted of $14,126 related to consulting regarding the Company’s real estate investments and $3,000 for accounting research software.

Pre-Approval Policies and Procedures

The audit committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent registered certified public accounting firm. The policy provides for pre-approval by the audit committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the audit committee must approve the permitted service before the independent registered certified public accounting firm is engaged to perform it. The audit committee approved all services provided by PricewaterhouseCoopers LLP.

Equity Compensation Plan Information

The following table summarizes information about the options, warrants and rights and other equity compensation under the Company’s equity plans as of December 31, 2010.

Number of securities remaining
	Number of securities to		available for future issuance
	be issued upon exercise	Weighted-average exercise	under equity compensation
	of outstanding options,	price of outstanding	plans (excluding securities
Plan Category	warrants and rights	options, warrants and rights	reflected in column (a))

Equity compensation plans approved by security holders(1)	2,301,679	$14.05	3,815,336
Equity compensation plans not approved by security holders	—	—	—
Total	2,301,679	$14.05	3,815,336

(1)	Includes options to purchase shares of the Company’s Common Stock under the following stockholder-approved plans: 1998 Long-Term Incentive Plan and Amended and Restated 1999 Long-Term Incentive Plan.

Certain Relationships and Related Party Transactions

The board of directors has adopted a written policy for the review and approval of transactions between the Company and its directors, director nominees, executive officers, greater than five percent beneficial owners and their immediate family members. The policy covers any related party transaction that meets the minimum threshold for disclosure in the Company’s proxy statement under the relevant Securities and Exchange Commission rules. The audit committee is responsible for reviewing and, if appropriate, approving or ratifying any related party transactions. In determining whether to approve, disapprove or ratify a related party transaction, the audit committee will take into account, among other factors it deems appropriate, (i) whether the transaction is on terms no less favorable to the Company than terms that would have been reached with an unrelated third party, (ii) the extent of the interest of the related party in the transaction and (iii) the purpose and the potential benefits to the Company of the transaction.

The related party transactions described in this proxy statement entered into before this policy was adopted were approved by the board of directors or the audit committee.

In September 2006, the Company entered into an agreement with Ladenburg Thalmann Financial Services Inc. (NYSE Amex: LTS) pursuant to which the Company agreed to make available to LTS the services of Mr. Lampen to serve as the President and Chief Executive Officer of LTS and to provide certain other financial and accounting services, including assistance with complying with Section 404 of the Sarbanes-Oxley Act of 2002. LTS paid the Company $600,000 for 2010 under the agreement and pays the Company at a rate of $600,000 per year in 2011. The agreement is terminable by either party upon 30 days’ prior written notice. The Company beneficially owns 7.6% of the LTS shares and various executive officers and directors of the Company serve as members of the Board of Directors of LTS. LTS paid compensation of $200,000 in 2010 to each of Messrs. Lorber, who serves as Vice Chairman of LTS, and Mr. Lampen, who serves as President, Chief Executive Officer and as a director of LTS.

In October 2008, the Company acquired for $4,000,000 an approximate 11% interest in Castle Brands Inc. (NYSE Amex: ROX), a publicly-traded developer and importer of premium branded spirits. Mr. Beinstein serves as an independent director of Castle, and Mr. Lampen is serving as Castle’s interim President and Chief Executive Officer and as a director. In October 2008, the Company entered into an agreement with Castle where the Company agreed to make available the services of Mr. Lampen as well as other financial and accounting services. Castle paid the Company management fees of $100,000 for 2010 under the agreement and pays the Company at a rate of $100,000 per year in 2011. In December 2009, the Company was part of a consortium, which included Dr. Phillip Frost, who is a beneficial owner of approximately 11.9% of the Company’s common stock, and Mr. Lampen, that agreed to provide a line of credit to Castle. The three-year line was for a maximum amount of $2,500,000, bears interest at a rate of 11% per annum on amounts borrowed, pays a 1% annual commitment fee and is collateralized by Castle’s receivables and inventory. The Company’s commitment under the line was $1,100,000; all of which was outstanding under the credit line as of December 31, 2010.

In addition to its interests in LTS and Castle, the Company has investments in other entities where Dr. Frost has a relationship. These include: (i) three investments in 2006, 2008 and 2009 totaling approximately $11,000,000 for 10,057,110 shares in OPKO Inc. (NYSE Amex: OPK); (ii) a $500,000 investment in 2008 for 2,259,796 shares in Cardio Medical Inc. (OTC BB: CDOM); and (iii) a $375,000 investment in 2008 in Cocrystal Discovery Inc. (one-third funded in March 2010). Dr. Frost is a director, executive officer and/or more than 10% stockholder of these entities as well as of LTS and Castle. Additional investments in entities where Dr. Frost has a relationship may be made in the future.

Mr. Lorber serves as a consultant to Hallman & Lorber. During 2010, Mr. Lorber and Hallman & Lorber and its affiliates received ordinary and customary insurance commissions aggregating approximately $431,000 on various insurance policies issued for the Company and its subsidiaries and investees. Hallman & Lorber and its affiliates have continued to provide services to the Company in 2011.

In March 2010, the Company entered into a services agreement, effective April 1, 2010, with Myeloma Health LLC, an affiliate of Mr. LeBow, whereby approximately 75% of the time of Dr. Anthony Albino, Vector Tobacco Inc.’s Senior Vice President of Public Health, will be spent on Myeloma matters. Under the agreement, Myeloma will reimburse the Company for 75% of Dr. Albino’s salary, which is presently $340,000 per year.

BOARD PROPOSAL 2 — APPROVAL OF THE VECTOR GROUP LTD. SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN

On January 14, 2011, the board of directors of the Company adopted the Senior Executive Incentive Compensation Plan (the “Plan”), subject to approval of stockholders. Approval of the Plan, including the performance criteria described in the Plan, is necessary to ensure that incentive awards paid to senior executives under the Plan will be fully tax deductible as performance-based compensation, as defined by the regulations under Section 162(m) of the Code. If such approval is not obtained, no awards will be paid under the Plan.

The Plan provides for eligible employees of the Company and its subsidiaries to receive annual and long-term incentive awards based on the achievement of specific goals and objectives as established by the committee of the Company’s board of directors administering the Plan. It is intended that the Plan reward outstanding performance by those individuals whose decisions and actions affect sustainable growth and profitability of the Company. The performance criteria set forth in the Plan are intended to align the interests of participating employees with the interests of stockholders.

The Plan replaces the Bonus Plan adopted by the Company in 2006.

Tax Issues

Under Section 162(m) of the Code, the amount which the Company may deduct on its tax returns for compensation paid or accrued with respect to certain “covered employees” (generally the chief executive officer and the three highest paid executive officers other than the chief financial officer) in any taxable year is generally limited to $1,000,000 per individual, unless the compensation qualifies as “performance-based.” In order for compensation to qualify as “performance-based” for this purpose, it must meet certain conditions. These conditions are:

•	the compensation is payable on the attainment of one or more pre-established, objective performance criteria;

•	the performance criteria are established by a committee of the board of directors that is comprised solely of two or more “outside directors”;

•	the material terms of the compensation and performance criteria are disclosed to and approved by stockholders before payment; and

•	the committee that established the performance criteria certifies that the performance criteria have been satisfied before payment.

Stockholder approval is being sought to meet the third requirement listed above. To the extent necessary for purposes of Section 162(m) of the Code, the Plan will be resubmitted to stockholders for their re-approval with respect to awards payable for the taxable years of the Company commencing on or after the 5th anniversary of the initial stockholder approval.

Summary of the Plan

The following is a summary of the principal features of the Plan. The summary below is qualified in its entirety by reference to the complete text of the Plan which is attached to this proxy statement as Annex A. Stockholders are urged to read the actual text of the Plan in its entirety. Under the Plan, the compensation committee of the Board will administer the Plan, except that the compensation committee has delegated to its Subcommittee (in either case, as applicable, the “Committee”) the authority with respect to awards under the Plan to executive officers of the Company. The Subcommittee shall be comprised exclusively of “outside directors” within the meaning of Section 162(m) of the Code.

Eligibility

The persons who are eligible to be selected to participate in the Plan are employees of the Company and its subsidiaries who are considered to be executive officers of the Company and its subsidiaries and other designated senior officers of the Company and its subsidiaries. It is currently anticipated that the five named executive officers and six other officers will participate in the Plan. The Committee selects participants in the Plan, determines the amount of their award opportunities, selects the performance criteria and the performance goals for each period, and administers and interprets the Plan. An eligible employee may (but need not) be selected to participate in the Plan for any period.

Limitation of Benefits

The maximum amount of compensation that may be paid under the Plan to any participant for an annual award is $5 million and the maximum amount of compensation that may be paid under the Plan to any participant for a long-term award is $10 million.

Determination of Performance Criteria and Performance Goals

With respect to awards under the Plan, no later than the applicable deadline for the establishment of performance goals permitting the compensation payable to an employee to qualify as “performance-based” compensation under Treasury Regulation 1.162-27(e), the Committee will select the persons who will participate in the Plan in any year and establish in writing the method for computing the amount of compensation that will be payable under the Plan if the performance goals established by such Committee for the performance period are attained in whole or in part. Such method will be stated in terms of an objective formula or standard that precludes discretion to increase the amount that will be due upon attainment of the goals. The Committee may exercise negative discretion under the Plan to reduce an award at any time before it is paid.

Performance Criteria

Under the Plan, the performance goals for any year or any multi-year period may be based on any of the following criteria, either alone or in any combination, and on either a consolidated or business unit or divisional level, and may include or exclude discontinued operations, acquisition expenses and restructuring expenses, as the applicable committee may in each case determine:

•	net earnings (either before or after interest, taxes, depreciation and amortization)	•	expense
•	economic value-added (as determined by the Committee)	•	margins
•	sales or revenue	•	operating efficiency
•	net income (either before or after taxes)	•	customer satisfaction
•	operating earnings	•	working capital
•	cash flow (including, but not limited to, operating cash flow and free cash flow)	•	debt
•	cash flow return on capital, return on net assets	•	debt reduction
•	return on stockholders’ equity	•	earnings per share
•	return on assets	•	price per share of stock
•	return on capital	•	market share
•	stockholder returns	•	completion of acquisitions
•	dividends and/or other distributions	•	business expansion
•	return on sales	•	product diversification
•	gross or net profit margin	•	new or expanded market penetration
•	productivity	•	and other non-financial operating and management performance objectives

The foregoing performance criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify:

•	extraordinary, unusual or non-recurring items;

•	effects of changes in tax law, accounting principles or other such laws or provisions affecting reported results;

•	effects of currency fluctuations;

•	effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities);

•	expenses for restructuring, productivity initiatives or new business initiatives;

•	impairment of tangible or intangible assets;

•	litigation or claim judgments or settlements;

•	non-operating items;

•	acquisition expenses; and,

•	effects of assets sales or divestitures.

Any such performance criterion or combination of such performance criteria may apply to a participant’s award opportunity in its entirety or to any designed portion or portions of the award opportunity, as the Committee may specify.

Eligibility to be Paid Award; Termination of Employment

Awards may be paid under the Plan for any period only if and to the extent the awards are earned on account of the attainment of the performance goals applicable to such period and the participant is continuously employed by the Company throughout such period. The only exceptions to the continuous employment requirement are as follows:

•	in the case of an annual award, if employment terminates by reason of death, disability or retirement during the year, a prorated award shall be payable after the close of the year if the applicable performance goals are met and

•	in the case of termination during a multi-year performance period, if employment terminates by reason of death or disability, a prorated award will be payable to the participant or the participant’s estate only if the applicable performance goals are met and the participant was employed by the Company or a subsidiary thereof for at least 80% of the months of the performance period.

If a participant’s employment terminates for any reason other than as described above during a performance period, any award for such period will be forfeited.

Determination and Payment of Awards

All payments pursuant to the Plan are to be made only after the Committee certifies that the performance goals for the year have been satisfied. Payments of awards will be made in cash except that, in the discretion of the Committee, payment of up to 50% of a long-term award may be made in shares of the Company’s Common Stock.

Amendment and Termination of the Plan

Subject to stockholder approval, the Plan is in effect for the fiscal year commencing January 1, 2011 and will continue in effect for subsequent years unless and until terminated by the Committee in accordance with the provisions of the Plan. The Board may amend, modify or terminate the Plan without stockholder approval at any time.

Estimate of Benefits

Subject to the approval of the Plan by stockholders, the initial executive officers selected for annual awards under the Plan for 2011 are Howard M. Lorber, Ronald J. Bernstein, Richard J. Lampen, J. Bryant Kirkland III and Marc N. Bell. The amount of incentive compensation to be paid to the named executive officers depends on the Company’s performance, individual performance and the discretion of the Committee. Accordingly, the amount of incentive compensation to be paid under the Plan for 2011 is not currently determinable. The target incentive awards under the Plan are based on a percentage of the participant’s base salary which, for the named executive officers, is specified in their respective employment agreements (see “Employment Agreements and Severance Arrangements” on page 16). The following chart describes the annual target bonus opportunities for the named executive officers under the Plan.

	Target Incentive	Target Incentive
Name	Percentage	Amount

Howard M. Lorber	100%	$2,914,810
Ronald J. Bernstein	100%	867,011
Richard J. Lampen	33.33%	266,640
J. Bryant Kirkland III	25%	93,750
Marc. N. Bell	25%	100,000
Executive group		$4,242,211

The annual incentive payable for 2010 under the predecessor Bonus Plan is set forth in the 2010 Summary Compensation Table on page 15 and discussed in “Annual Bonus Plan” on page 10.

Subject to the approval of the Plan by stockholders, multi-year awards under the Plan were made in January 2011 to Mr. Bernstein and six other executives of Liggett Vector Brands Inc. for the 5-year period ending December 31, 2015. The amounts that might be receivable under these long-term awards are not determinable at this time since the Company has not previously had a multi-year award program and the amounts that might be earned are based, upon other things, upon satisfaction of aggressive performance goals over the 5-year period.

Payment of up to 50% of the long-term award may, at the option of the Committee, be made in shares of the Company’s Common Stock (valued at the average closing price of the Company’s Common Stock for the ten trading days immediately preceding the payment date). The maximum that Mr. Bernstein could earn under this award is $10 million. An appropriate pool will be created to provide for payment in the event that the performance goals are achieved.

Federal Income Tax Consequences

The following provides only a general description of the application of federal income tax laws to awards under the Plan. The discussion is intended for the information of stockholders considering how to vote at the 2011 annual meeting and not as tax guidance to participants in the Plan, as the consequences may vary among participants. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws.

Under present federal income tax laws, participants in the Plan will realize ordinary income in the year of receipt. The Company will receive a deduction for the amount constituting ordinary income to the participant, provided that the Plan and the award satisfy the requirements of section 162(m) of the Code. It is the Company’s intention that the Plan will be construed and administered in a manner which maximizes the deductibility of compensation for the Company under Section 162(m) of the Code.

While it is intended that the incentive awards will not be subject to Section 409A of the Code, an eligible employee’s award may be subject to a 20% excise tax in addition to ordinary income tax inclusion at the time the award becomes vested, plus interest, if the award constitutes “deferred compensation” under section 409A of the Code and the requirements under Section 409A are not satisfied.

The Company may deduct from an eligible employee’s award any and all federal, state and local taxes or other amounts required by law to be withheld.

Approval Requirement

Approval of the Plan requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the annual meeting and entitled to vote on the matter. A copy of the Plan is attached as Annex A.

The Board of Directors recommends a vote
“FOR”
the proposal to approve the Vector Group Ltd. Senior Executive Incentive Compensation Plan.

BOARD PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION (THE SAY ON PAY VOTE)

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), the Company is seeking a non-binding advisory vote from its stockholders to approve the compensation of its named executive officers as described in the “Compensation Discussion and Analysis” beginning on page 9 and the executive compensation tables and narrative beginning on page 15. This proposal is also referred to as the say on pay vote.

The Company has designed its compensation programs to reward employees for producing sustainable growth and profitability to attract and retain high caliber talent and to align compensation with the long-term interests of its stockholders. The Company believes that its compensation policies and procedures are centered on a pay-for-performance philosophy. In deciding how to vote on this proposal, the board urges you to consider the following factors, which are more fully discussed in the “Compensation Discussion and Analysis” beginning on page 9:

•	A substantial portion of executive compensation is tied to performance, which is based on financial and operating goals and differentiated based on individual achievement and responsibility.

•	We believe the Company’s quarterly dividend is contingent on strong financial performance and the Company’s ability to receive dividends from its subsidiaries and investees.

•	We believe our compensation program is designed with the appropriate balance of risk and rewards consistent with the Company’s overall business strategy.

The Board recommends that stockholders vote FOR the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers, as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the executive compensation tables, and the related narrative.”

Because your vote is advisory, it will not be binding upon the board of directors of the Company, meaning that prior compensation determinations of the board will not be invalidated and the board will not be required to adjust executive compensation programs or policies as a result of the outcome of the vote. However, the board values stockholders’ opinions and the compensation committee will take into account the outcome of the vote when considering future executive compensation arrangements.

Approval of the say on pay resolutions requires the affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy at the annual meeting and entitled to vote on the matter.

The Board of Directors recommends a vote
“FOR”
the advisory vote on executive compensation.

BOARD PROPOSAL 4 — ADVISORY VOTE ON THE FREQUENCY OF HOLDING THE SAY ON PAY VOTE

In addition to the advisory say on pay vote set forth in Proposal 3 above, the Dodd-Frank Act requires that stockholders have the opportunity to vote on how often they believe the advisory vote on executive compensation should be held in the future.

After thoughtful consideration, the board of directors believes that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company and its stockholders at this time.

A say on pay vote conducted every year would appropriately complement a number of effective mechanisms already available to stockholders which allow them to communicate with the board of directors regarding executive compensation or any other matter. Stockholders are encouraged to convey their compensation concerns to us on a real-time basis. Stockholders have a variety of corporate governance mechanisms at their disposal for this purpose. These include annual elections of directors by majority vote, stockholder approval requirements for equity and cash compensation plans, stockholder proposals, letters to individual Directors or the entire board and voicing opinions at the annual meeting of stockholders. As with all of these practices, the board of directors will monitor the effectiveness of an annual advisory say on pay vote to ensure it remains a valuable tool for stockholders.

Prior to voting on this proposal, stockholders are encouraged to read the “Compensation Discussion and Analysis” beginning on page 9 and the executive compensation tables and narrative beginning on page 15, which more thoroughly discuss the Company’s compensation policies and programs.

This is an advisory vote, which means that this proposal is not binding on the Company. Regardless, the compensation committee values the opinions expressed by stockholders and expects to implement the frequency which receives the greatest level of support from stockholders. While the Company believes that a vote once every year is the best choice for the Company and its stockholders, you are not voting to approve or disapprove the Company’s recommendation of an annual vote, but rather to make your own choice among a vote once every one year, every two years or every three years. You may also abstain from voting on this item.

The Board of Directors recommends a vote for
holding the say on pay vote every ONE YEAR.

BOARD PROPOSAL 5 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

The Company asks that stockholders ratify the appointment of PricewaterhouseCoopers LLP, which has been the independent registered certified public accounting firm for the Company since December 1986, as its independent registered public accounting firm for the year ending December 31, 2011. It is expected that one or more representatives of such firm will attend the annual meeting and be available to respond to any questions. These representatives will be given an opportunity to make statements at the annual meeting if they desire.

If the appointment is not ratified, the adverse vote will be considered as an indication to the audit committee that it should consider selecting another independent registered certified public accounting firm for the following fiscal year. Even if the selection is ratified, the Company’s audit committee, in its discretion, may select a new independent registered certified public accounting firm at any time during the year if it believes that such a change would be in its best interest.

Approval of the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered certified public accounting firm for the year ending December 31, 2011 requires the affirmative vote of the majority of shares of Common Stock present or represented, and entitled to vote thereon, at the annual meeting.

The Board of Directors recommends that you vote “FOR” Proposal 5 to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the year ending December 31, 2011.

MISCELLANEOUS

Annual Report

The Company has mailed, with this proxy statement, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 to each stockholder as of the record date. If a stockholder requires an additional copy of such Annual Report, the Company will provide one, without charge, on the written request of any such stockholder addressed to the Company’s Secretary, Marc N. Bell, at Vector Group Ltd., 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires directors and executive officers of the Company, as well as persons who beneficially own more than 10% of a registered class of the Company’s equity securities, to file reports of initial beneficial ownership and changes in beneficial ownership on Forms 3, 4 and 5 with the SEC. These persons are also required by SEC regulations to furnish the Company with copies of all reports that they file. As a practical matter, the Company assists its directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf.

To the Company’s knowledge, based solely on review of the copies of such reports furnished to the Company and representations that no other reports were required, during and with respect to the fiscal year ended December 31, 2010, all reporting persons have timely complied with all filing requirements applicable to them with the exception of the purchase of 10,000 shares by Dr. Frost on December 3, 2010, which was reported on December 14, 2010.

Communications with Directors

Any stockholder and other interested parties wishing to communicate with any of the Company’s directors regarding the Company may write to the director, c/o the Company’s Secretary, Marc N. Bell, at Vector Group Ltd., 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131. The secretary will forward these communications directly to the director(s) in question. The independent directors of the board review and approve this communication process periodically to ensure effective communication with stockholders and other interested parties.

Although the Company does not have a policy with regard to board members’ attendance at the annual meeting of stockholders, all of the directors are invited to attend such meeting. Three of the Company’s directors were in attendance at the Company’s 2010 annual meeting.

Stockholder Proposals for the 2012 Annual Meeting

Proposals of stockholders intended to be presented at the 2012 annual meeting of stockholders of the Company and included in the Company’s proxy statement for that meeting pursuant to Rule 14a-8 of the Exchange Act must be received by the Company at its principal executive offices, 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131, Attention: Marc N. Bell, Company Secretary, on or before December 7, 2011 in order to be eligible for inclusion in the Company’s proxy statement relating to that meeting. Notice of a stockholder proposal submitted outside the processes of Rule 14a-8 will be considered untimely unless submitted by February 21, 2012.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIAL FOR THE
STOCKHOLDER MEETING TO BE HELD ON MAY 25, 2011

A copy of this proxy statement, the enclosed proxy card and the 2010 Annual Report of Vector Group Ltd., together with directions to the meeting, can be found at the website address: www.vectorgroupltd.com/invest.asp.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers, broker-dealers and other similar organizations acting as nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement and the Annual Report may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement or Annual Report for other stockholders in your household, either now or in the future, please contact your bank, broker, broker-dealer or other similar organization serving as your nominee. Upon written or oral request to Vector Group Ltd., 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131, or via telephone at 305-579-8000, we will provide separate copies of the Annual Report and/or this proxy statement.

Other Matters

All information in this proxy statement concerning the Common Stock has been adjusted to give effect to the 5% stock dividends paid on an annual basis to the stockholders of the Company since September 1999 with the most recent dividend paid on September 29, 2010.

The cost of this solicitation of proxies will be borne by the Company. The Company has hired Georgeson Shareholder Communications Inc. (“Georgeson”) to solicit proxies. Georgeson will solicit by personal interview, mail, telephone and email, and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of Common Stock held of record by such persons. The Company will pay Georgeson a customary fee, anticipated to be approximately $7,000, covering its services and will reimburse Georgeson for reasonable expenses incurred in forwarding soliciting material to the beneficial owners of Common Stock. In addition, some of the directors, officers and regular employees of the Company may, without additional compensation, solicit proxies personally or by telephone.

The Board knows of no other matters which will be presented at the annual meeting. If, however, any other matter is properly presented at the annual meeting, the proxy solicited by this proxy statement will be voted in accordance with the judgment of the person or persons holding such proxy.

By Order of the Board of Directors,

Howard M. Lorber
President and Chief Executive Officer

Dated: April 4, 2011

ANNEX A

VECTOR GROUP LTD.

SENIOR EXECUTIVE INCENTIVE COMPENSATION PLAN
Adopted January 14, 2011

1.	Plan Purpose

The Vector Group Ltd. Senior Executive Incentive Compensation Plan (the “Plan”) provides for employees of the Company and its subsidiaries who are considered to be executive officers of the Company (the “Executive Officers”) and other designated senior officers of the Company and its subsidiaries (“Other Employees” and, together with the Executive Officers, the “Covered Employees”) to receive annual and long-term incentive awards based on the achievement of specific goals and objectives as established by the committee of the Company’s Board of Directors (the “Board”) administering the Plan.

2.	Administration

Unless otherwise designed by the Board, the Compensation Committee of the Board shall serve as the committee to administer the Plan. The Compensation Committee has delegated to its Performance-Based Compensation Subcommittee (the “Subcommittee”) the authority with respect to awards under the Plan to the Executive Officers. The Subcommittee shall be comprised exclusively of members of the Board who are “outside directors” within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”) and Treasury Regulation 1.162-27(e)(3). The Subcommittee shall be appointed from time to time by the Board and shall consist of not less than two of the then members of the Board who are “outside directors”, as defined above. The Compensation Committee and (in the case of Executive Officers) the Subcommittee (in either case, as applicable, the “Committee”) shall have the authority, subject to the provisions herein, (a) to select Covered Employees to participate in the Plan (the “Participants”); (b) to establish and administer the performance goals and conditions, and to certify whether such goals and conditions have been attained; (c) to determine whether payment of any individual award or all awards should be made, and to determine whether any individual award or all awards should be reduced or eliminated; (d) to construe and interpret the Plan and any agreement or instrument entered into under or in connection with the Plan; (e) to establish, amend, and waive rules and regulations for the Plan’s administration; and (f) to make all other determinations that may be necessary or advisable for the administration of the Plan. The determinations under the Plan by the Committee need not be uniform and may be made selectively among the Participants, whether or not such Participants are similarly situated. Any determination by the Committee pursuant to the Plan shall be final, binding and conclusive on all employees and Participants and anyone claiming under or through any of them.

3.	Eligibility

Participation in the Plan is limited to selected Covered Employees as determined by the Committee. With respect to awards under the Plan, the Committee shall select the Covered Employees who shall participate in the Plan in any performance period no later than the applicable deadline (the “Determination Date”) for the establishment of performance goals permitting the compensation payable to such Covered Employee for such period hereunder to qualify as “qualified performance-based compensation” under Treasury Regulation 1.162-27(e).

4.	Establishment of Performance Goals and Award Opportunities

With respect to performance period award opportunities under the Plan, the Committee shall establish, in writing, no later than the Determination Date for each year, the method for computing the amount of compensation that will be payable under the Plan to each Participant for such year if the performance goals established by the Committee for such year are attained in whole or in part and if the Participant’s employment by the Company or a subsidiary continues without interruption during that performance period (subject to the provisions of Section 7 hereof). Any such method shall be stated in terms of an objective formula or standard that precludes discretion to increase the amount of the award that would otherwise be due upon attainment of the goals and may be different for each Participant. Notwithstanding anything to the contrary contained herein, the Committee may, however, exercise negative discretion (within the meaning of Treasury Regulation 1.162-27(e)(2)(iii)(A)) with respect to any award hereunder to reduce any amount that would otherwise be payable hereunder.

No later than the Determination Date for each performance period, the Committee shall establish in writing the performance goal(s) for the applicable performance period, which shall be based on any of the following performance criteria, either alone or in any combination, on either a consolidated or business unit or divisional level, and which shall include or exclude discontinued operations, acquisition expenses and restructuring expenses, as the Committee may determine: net earnings (either before or after interest, taxes, depreciation and amortization), economic value-added (as determined by the Committee), sales or revenue, net income (either before or after taxes), operating earnings, cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on capital, return on net assets, return on stockholders’ equity, return on assets, return on capital, stockholder returns, dividends and/or other distributions, return on sales, gross or net profit margin, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, debt, debt reduction, earnings per share, price per share of stock, market share, completion of acquisitions, business expansion, product diversification, new or expanded market penetration and other non-financial operating and management performance objectives. The foregoing performance criteria shall have any reasonable definitions that the Committee may specify, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non-recurring items; effects of changes in tax law, accounting principles or other such laws or provisions affecting reported results; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring, productivity initiatives or new business initiatives; impairment of tangible or intangible assets; litigation or claim judgments or settlements; non-operating items; acquisition expenses; and effects of assets sales or divestitures. Any such performance criterion or combination of such performance criteria may apply to the Participant’s award opportunity in its entirety or to any designed portion or portions of the award opportunity, as the Committee may specify.

5.	Maximum Award

The maximum amount of compensation that may be paid to any Participant as an annual award hereunder is $5,000,000, and the maximum amount of compensation that may be paid to any Participant as a long-term award hereunder is $10,000,000.

6.	Attainment of Performance Goals Required

Awards shall be paid under this Plan for any year, or for any applicable multi-year performance period, solely on account of the attainment of the performance goal(s) established by the Committee with respect to such year or such applicable multi-year performance period. Awards shall also be contingent upon the Participant remaining employed by the Company or a subsidiary of the Company during such year or during such applicable multi-year performance period (subject to the provisions of Section 7 hereof).

7.	Effect of Termination of Employment

With respect to any annual award under the Plan, in the event of termination of employment by reason of death, disability or retirement (each as determined by the Committee) during the Plan year, an award shall be payable under this Plan to the Participant or the Participant’s estate for such year, which shall be paid at the same time as the award the Participant would have received for such year had no termination of employment occurred, and which shall be equal to the amount of such award multiplied by a fraction the numerator of which is the number of full or partial calendar months elapsed in such year prior to termination of employment and the denominator of which is the number twelve. With respect to any long-term award under the Plan, in the event of termination of employment by reason of death or disability (as determined by the Committee) during the applicable multi-year performance period, an award shall be payable under this Plan to the Participant or the Participant’s estate only if the Participant was employed by the Company, or a subsidiary thereof, during the applicable multi-year performance period for a number of months exceeding 80% of the total duration of such multi-year performance period. In that eventuality, an award shall be payable under this Plan to the Participant or the Participant’s estate for such multi-year performance period, which shall be paid at the same time as the award the Participant would have received for such multi-year performance period had no termination of employment occurred, and which shall be equal to the amount of such award multiplied by a fraction the numerator of which is the number of full or partial calendar months elapsed during such multi-year performance period prior to the termination of employment, and the denominator of which is the total number of calendar months comprising the applicable multi-year performance period. A Participant whose employment terminates prior to the end of a Plan year with respect to an annual award opportunity, or prior to the end of any applicable multi-year performance period with respect to a long-term award opportunity, for any reason other than as described in this Section 7 above, shall not be entitled to any award under the Plan for that year, or for that multi-year performance period, as the case may be.

8.	Stockholder Approval and Committee Certification Contingencies; Payment of Awards

Payment of any awards under the Plan shall be contingent upon the approval of the Plan by the affirmative vote of at least a majority of the Company’s stockholders casting votes (including abstentions) at the next annual meeting of the Company’s stockholders. Unless and until such stockholder approval is obtained, no award shall be paid pursuant to the Plan. Payment of any award under the Plan shall also be contingent upon the Committee’s certifying in writing that the performance goals, and any other material terms and conditions, applicable to such award were in fact satisfied, in accordance with applicable Treasury Regulations under Code Section 162(m). Unless and until the Committee so certifies, such award shall not be paid. Unless the Committee provides otherwise, earned awards shall be paid no later than 2 1/2 months after the end of the year, or the end of any applicable multi-year performance period, with respect to which such award is earned. At the sole discretion of the Committee, in the case of long-term incentive awards, 50% of such payment may be made in common stock of the Company (subject to any payroll tax withholding the Company may determine applies).

To the extent necessary for purposes of Code Section 162(m), the Plan shall be resubmitted to stockholders for their re-approval with respect to awards payable for the taxable years of the Company commencing on and after 5th anniversary of initial stockholder approval.

9.	Amendment, Termination and Term of Plan

The Board of Directors may amend, modify or terminate the Plan at any time in whole or in part, but no such action shall adversely affect any rights or obligations with respect to awards theretofore made under the Plan. The Plan will remain in effect until terminated by the Board.

10.	Interpretation and Construction

Any provision of the Plan to the contrary notwithstanding, (a) awards under the Plan are intended to qualify as “qualified performance-based compensation” under Treasury Regulation 1.162-27(e) and (b) any provision of the Plan that would prevent an award under the Plan from so qualifying shall be administered, interpreted and construed to carry out such intention and any provision that cannot be so administered, interpreted and construed shall to that extent be disregarded. No provision of the Plan, nor the selection of any Covered Employee to participate in the Plan, shall constitute an employment agreement or affect the duration of any Participant’s employment, which shall remain “employment at will” unless an employment agreement between the Company and the Participant provides otherwise. Both the Participant and the Company shall remain free to terminate the Participant’s employment at any time to the same extent as if the Plan has not been adopted. The existence of the Plan and/or any award under the Plan shall not limit, affect or restrict in any way the right or power of the Board or the stockholders to take or authorize any action, or to refrain from taking or authorizing any action, with respect to the stock, assets, obligations or business of the Company and/or any of its subsidiaries.

Notwithstanding any provisions of the Plan to the contrary, if any benefit provided under the Plan is subject to the provisions of Section 409A of the Code and the regulations issued thereunder, the provisions of the Plan shall be administered, interpreted and construed in a manner necessary to comply with Section 409A of the Code and the regulations and other guidance issued thereunder (or disregarded to the extent such provision cannot be so administered, interpreted, or construed) so that no Participant will be subject to any additional tax imposed under Section 409A of the Code.

11.	No Funding of Plan

The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any award under the Plan. All benefits under the Plan shall be paid from the general assets of the Company. Participants in the Plan shall have no rights to any awards or benefits provided hereunder greater than the rights of an unsecured creditor of the Company.

12.	Governing Law

The terms of the Plan shall be governed by the laws of the State of Delaware, without reference to the conflicts of laws principles thereof.

VECTOR GROUP LTD.

PROXY

SOLICITED BY THE BOARD OF DIRECTORS FOR USE AT THE 2011 ANNUAL MEETING OF
STOCKHOLDERS OF VECTOR GROUP LTD.

The undersigned stockholder of Vector Group Ltd. (the “Company”) hereby constitutes and appoints each of Marc N. Bell and J. Bryant Kirkland III attorney and proxy of the undersigned, with power of substitution, to attend, vote and act for the undersigned at the 2011 Annual Meeting of Stockholders of the Company, a Delaware corporation, to be held at the Miami Tower, 100 S.E. Second Street, 19th Floor Auditorium, Miami, Florida 33131 on Wednesday, May 25, 2011 at 11:00 a.m. local time, and at any adjournments or postponements thereof, with respect to the following on the reverse side of this proxy card and, in their discretion, on such other matters as may properly come before the meeting and at any adjournments or postponements thereof.

(Continued and to be signed on the reverse side.)

The Board of Directors recommends a vote FOR Items 1, 2, 3, 5 and every ONE YEAR for Item 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☑

Item 1. Election of Directors:

FOR ALL NOMINEES	☐

WITHHOLD AUTHORITY FOR ALL NOMINEES	☐

FOR ALL EXCEPT (See instructions below)	☐

Nominees: ☐ Bennett S. LeBow, ☐ Howard M. Lorber, ☐ Ronald J. Bernstein, ☐ Henry C. Beinstein, ☐ Robert J. Eide, ☐ Jeffrey S. Podell and ☐ Jean E. Sharpe

Item 2. Approval of the Vector Group Ltd. Senior Executive Incentive Compensation Plan:

FOR	☐

AGAINST	☐

ABSTAIN	☐

Item 3. Advisory vote on executive compensation (say on pay):

FOR	☐

AGAINST	☐

ABSTAIN	☐

Item 4. Advisory vote on the frequency of holding the say on pay vote: 1 year ☐ 2 years ☐ 3 years ☐ Abstain ☐

Item 5. Approval of ratification of PricewaterhouseCoopers LLP as independent registered certified public accounting firm for the year ending December 31, 2011:

FOR	☐

AGAINST	☐

ABSTAIN	☐

INSTRUCTION:  To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:  ☑

The shares represented by this proxy will be voted in the manner directed by the undersigned stockholder. If not otherwise directed, this proxy will be voted FOR the election of the nominees, FOR the approval of the Vector Group Ltd. Senior Executive Incentive Compensation Plan, FOR the advisory say on pay vote, for holding the say on pay vote every ONE YEAR and FOR the ratification of the independent registered certified public accounting firm.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. [  ]

Signature of Stockholder            Date            Signature of Stockholder            Date

NOTE:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.